Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ZILLOW, INC.,

ZEBRA HOLDCO, INC.

and

TRULIA, INC.

Dated as of July 28, 2014

i

AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2014 (this “Agreement”), among Zillow, Inc., a Washington corporation (“Zillow”), Zebra Holdco, Inc., a Washington corporation (“HoldCo”), and Trulia, Inc., a Delaware corporation (“Trulia”).

WHEREAS, HoldCo will organize a Washington corporation as a wholly owned subsidiary of HoldCo (“Zillow Merger Sub”) and a Delaware corporation as a wholly owned subsidiary of HoldCo (“Trulia Merger Sub”) for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Washington Business Corporation Act (the “WBCA”), Zillow and Trulia will enter into business combination transactions pursuant to which Zillow Merger Sub will be merged with and into Zillow, the separate corporate existence of Zillow Merger Sub will thereupon cease and Zillow will continue as the surviving corporation and a wholly owned Subsidiary of HoldCo (the “Zillow Merger”), and Trulia Merger Sub will be merged with and into Trulia, the separate corporate existence of Trulia Merger Sub will thereupon cease and Trulia will continue as the surviving corporation and a wholly owned subsidiary of HoldCo (the “Trulia Merger” and, together with the Zillow Merger, the “Mergers”);

WHEREAS, the Board of Directors of Trulia (the “Trulia Board”) has (i) determined that the Trulia Merger is in the best interests of, Trulia and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Trulia Merger, and declared this Agreement advisable and (iii) resolved to recommend the adoption of this Agreement by the stockholders of Trulia;

WHEREAS, the Board of Directors of Zillow (the “Zillow Board”) has (i) determined that the Zillow Merger is advisable and in the best interests of, Zillow and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Zillow Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of Zillow;

WHEREAS, Zillow and certain stockholders of Trulia have entered into voting agreements, dated as of the date hereof (the “Trulia Voting Agreements”), providing that, among other things, such stockholders will vote their shares of common stock, par value $0.00001 per share, of Trulia (“Trulia Common Stock”) in favor of this Agreement, the Trulia Merger and the other transactions contemplated by this Agreement;

WHEREAS, certain shareholders of Zillow have entered into voting agreements, dated as of the date hereof (the “Zillow Voting Agreements” and, together with Trulia Voting Agreements, the “Voting Agreements”), providing that, among other things, such shareholders will vote their shares of Class B common stock, par value $0.0001 per share, of Zillow (“Zillow Class B Common Stock”) in favor of this Agreement, the Zillow Merger and the other transactions contemplated by this Agreement; and

WHEREAS, for United States federal income tax purposes, the Mergers are intended to qualify as reorganizations under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Zillow, HoldCo and Trulia hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Mergers.

(a) The Zillow Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Effective Time (as defined in Section 1.02), Zillow Merger Sub shall be merged with and into Zillow in accordance with the WBCA, whereupon the separate existence of Zillow Merger Sub shall cease and Zillow shall be the surviving corporation of the Zillow Merger (the “Zillow Surviving Corporation”).

(b) The Trulia Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02), Trulia Merger Sub shall be merged with and into Trulia in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Trulia Merger Sub shall cease and Trulia shall be the surviving corporation of the Trulia Merger (the “Trulia Surviving Corporation” and, together with the Zillow Surviving Corporation, the “Surviving Corporations”).

SECTION 1.02. Effective Time; Closing. As promptly as practicable, but no later than two business days, after the satisfaction or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), the parties hereto shall cause the Mergers to be consummated. A closing (the “Closing”) to effect the consummation of the Mergers shall be held at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, (a) Zillow shall duly execute and file articles of merger (the “Zillow Merger Filing”) with the Washington Secretary of State and make all other filings or recordings required by the WBCA in connection with the Zillow Merger; and (b) Trulia shall duly execute and file a certificate of merger (the “Trulia Merger Filing”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Trulia Merger. The Zillow Merger shall become effective on the date and at such time as set forth in the Zillow Merger Filing (the “Initial Effective Time”), which shall be no later than 1:00 p.m., Eastern Time on the Closing Date, or at any other time indicated therein and mutually agreed to by Zillow and Trulia. The Trulia Merger shall become effective on the date and at such time (the “Effective Time”) as set forth in the Trulia Merger Filing, which shall be one minute later than the Initial Effective Time, or at any other later time indicated therein and mutually agreed to by Trulia and Zillow.

SECTION 1.03. Effect of the Mergers.

(a) Zillow Merger. At the Initial Effective Time, the effect of the Zillow Merger shall be as provided in the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Initial Effective Time, all the property, rights, privileges, powers and franchises of Zillow and Zillow Merger Sub shall vest in the Zillow Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Zillow and Zillow Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Zillow Surviving Corporation.

(b) Trulia Merger. At the Effective Time, the effect of the Trulia Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Trulia and Trulia Merger Sub shall vest in the Trulia Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Trulia and Trulia Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Trulia Surviving Corporation.

SECTION 1.04. Articles of Incorporation/Certificate of Incorporation; By-laws.

(a) Zillow Surviving Corporation.

(i) As of the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of Zillow, Zillow Merger Sub or any other person, the articles of incorporation of the Zillow Merger Sub shall be the articles of incorporation of the Zillow Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(ii) As of the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of Zillow, Zillow Merger Sub or any other person, the bylaws of the Zillow Merger Sub shall be the bylaws of the Zillow Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) Trulia Surviving Corporation.

(i) As of the Effective Time, by virtue of the Trulia Merger and without any action on the part of Trulia, Trulia Merger Sub or any other person, the certificate of incorporation of the Trulia Merger Sub shall be the certificate of incorporation of the Trulia Surviving Corporation, except the references to Trulia Merger Sub’s name shall be replaced by references to “Trulia”, until thereafter changed or amended as provided therein or by applicable Law.

(ii) As of the Effective Time, by virtue of the Trulia Merger and without any action on the part of Trulia, Trulia Merger Sub or any other person, the bylaws of the Trulia Merger Sub shall be the bylaws of the Trulia Surviving Corporation, except the references to Trulia Merger Sub’s name shall be replaced by references to “Trulia”, until thereafter changed or amended as provided therein or by applicable Law.

(c) HoldCo. Prior to filing the Registration Statement as described in Section 6.01, HoldCo (i) shall amend (or amend and restate) its articles of incorporation substantially in the form set forth in Exhibit A (with such other changes as may be mutually agreed upon by Zillow and Trulia) and its by-laws to read substantially the same as the by-laws of Zillow in effect as of the date hereof, except for any references to HoldCo’s name, adding any applicable references to the new class of non-voting Class C capital stock and other changes mutually agreed upon by Zillow and Trulia, and (ii) may determine to reincorporate from a Washington corporation to a Delaware corporation by providing Trulia with written notice to that effect. If HoldCo provides Trulia with such notice, then prior to filing such Registration Statement, HoldCo shall (A) reincorporate from a Washington corporation to a Delaware corporation, and (B) amend (or amend and restate) its certificate of incorporation and by-laws to make any changes as may be required to conform to the legal requirements of the DGCL and to make any other changes mutually agreed upon by Zillow and Trulia.

SECTION 1.05. Directors and Officers.

(a) Zillow Surviving Corporation. From and after the Initial Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, (i) the directors of Zillow Merger Sub at the Effective Time shall be the directors of the Zillow Surviving Corporation and (ii) the officers of Zillow at the Effective Time shall be the officers of the Zillow Surviving Corporation.

(b) Trulia Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, (i) the directors of Trulia Merger Sub at the Effective Time shall be the directors of the Trulia Surviving Corporation and (ii) the officers of Trulia at the Effective Time shall be the officers of the Trulia Surviving Corporation. To the extent requested by Zillow prior to the Effective Time, Trulia shall use its reasonable best efforts to cause the applicable officers and directors of each Trulia Subsidiary (or those Trulia Subsidiaries so specified by Zillow) to tender their resignations as officers or directors of the applicable Trulia Subsidiaries, effective as of the Effective Time, to deliver to Zillow written evidence of such resignations (to be effective as of the Effective Time) prior to the Effective Time.

(c) HoldCo. Prior to the Closing, the Board of Directors of HoldCo (the “HoldCo Board”) shall take all actions necessary to (i) fix the size of the HoldCo Board at ten members effective as of the Initial Effective Time, and (ii) elect as directors of the HoldCo Board, effective as of the Initial Effective Time, the eight persons who are members of the Zillow Board immediately prior to the Initial Effective Time and two members of the Trulia Board who are mutually agreed to by Trulia and Zillow (the “Trulia Board Designees”), to hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal. One of the Trulia Board Designees shall be included in the class of directors of the HoldCo Board whose term expires in 2016, and one of the Trulia Board Designees shall be included in the class of directors of the HoldCo Board whose term expires in 2017. Trulia and Zillow shall mutually designate the Trulia Board Designees to be appointed to the HoldCo Board by written agreement not later than 30 calendar days prior to the Closing.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Effect on Capital Stock.

(a) Capital Stock of Trulia. At the Effective Time, by virtue of the Trulia Merger and without any action on the part of HoldCo, Trulia or the holders of any Trulia Common Stock or HoldCo Common Stock:

(i) Conversion of Trulia Common Stock. Subject to Section 2.02, each share of Trulia Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(ii)) shall be converted into the right to receive 0.444 of a share (the “Trulia Exchange Ratio”) of fully paid and nonassessable HoldCo Class A Common Stock (the “Trulia Merger Consideration”). All such shares of Trulia Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Trulia Common Stock (each, a “Trulia Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Trulia Merger Consideration and any cash in lieu of fractional shares of HoldCo Class A Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest.

(ii) Cancellation of Treasury Stock and Zillow-Owned Stock. Each share of Trulia Common Stock that is owned by Trulia as treasury stock and each share of Trulia Common Stock that is owned by HoldCo, Zillow or any direct or indirect wholly owned subsidiary of Zillow or Trulia immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Trulia Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Trulia Merger Sub (the “Trulia Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Trulia Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Trulia Surviving Corporation. From and after the Effective Time, all certificates representing shares of Trulia Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Trulia Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Appraisal Rights/Dissenting Shares. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Trulia Common Stock in connection with the Trulia Merger.

(b) Capital Stock of Zillow. At the Initial Effective Time, by virtue of the Zillow Merger and without any action on the part of HoldCo, Zillow or the holders of any Zillow Common Stock or HoldCo Common Stock:

(i) Conversion of Zillow Common Stock. Subject to Section 2.02, (i) each share of Zillow Class A Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(ii) and the Dissenting Zillow Shares) shall be converted into the right to receive one share (the “Zillow Class A Exchange Ratio”) of fully paid and nonassessable HoldCo Class A Common Stock (the “Zillow Class A Merger Consideration”) and (ii) each share of Class B Zillow Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(ii) and the Dissenting Zillow Shares) shall be converted into the right to receive one share (the “Zillow Class B Exchange Ratio”, together with the Trulia Exchange Ratio and the Zillow Class A Exchange Ratio, the “Exchange Ratios”) of fully paid and nonassessable HoldCo Class B Common Stock (the “Zillow Class B Merger Consideration” and, together with the Trulia Merger Consideration and the Zillow Class A Merger Consideration, the “Merger Consideration”). All such shares of Zillow Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Initial Effective Time represented any such shares of Zillow Common Stock (each, a “Zillow Certificate” and, together with the Trulia Certificates, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Zillow Class A Merger Consideration or the Zillow Class B Merger Consideration, as applicable, and any cash in lieu of fractional shares of HoldCo Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Zillow Certificate in accordance with Section 2.02, without interest.

(ii) Cancellation of Treasury Stock and Trulia-Owned Stock. Each share of Zillow Common Stock that is owned by Zillow as treasury stock and each share of Zillow Common Stock that is owned by HoldCo, Trulia or any direct or indirect wholly owned subsidiary of Zillow or Trulia immediately prior to the Initial Effective Time shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Trulia Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Zillow Merger Sub (the “Zillow Merger Sub Common Stock”) issued and outstanding immediately prior to the Initial Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Zillow Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Zillow Surviving Corporation. From and after the Initial Effective Time, all certificates representing shares of Zillow Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Zillow Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iv) Appraisal Rights/Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Zillow Common Stock issued and outstanding immediately prior to the Initial Effective Time and held by a shareholder who shall have neither voted in favor of the Zillow Merger nor consented thereto in writing and who shall have properly and validly demanded its rights to be paid the fair value of such shares in accordance with Chapter 23B.13 of the WBCA (“Dissenting Zillow Shares”) shall not be converted into, or represent the right to receive, Merger Consideration pursuant to Section 2.01(b)(i). By virtue of the Zillow Merger, all Dissenting Zillow Shares shall be cancelled and shall cease to exist and the holders of such Dissenting Zillow Shares shall thereafter be entitled only to such rights with respect to such Dissenting Zillow Shares as are provided under Chapter 23B.13 of the WBCA; provided, however, that notwithstanding the foregoing, all Dissenting Zillow Shares held by a shareholder who shall have failed to perfect or who shall have effectively withdrawn or lost such shareholder’s right to dissent under such Chapter 23B.13 of the WBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive (A) the Merger Consideration into which such shares of Zillow Common Stock have been converted pursuant to Section 2.01(b)(i) and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d), without any interest thereon, upon surrender of such Certificate(s) (or shares of Zillow Common Stock held in book-entry form) in accordance with this Article II.

(c) Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Zillow Common Stock or Trulia Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Zillow Common Stock or Trulia Common Stock, as the case may be, will be appropriately adjusted to provide to the holders of Zillow Common Stock and Trulia Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Zillow or Trulia to take any action with respect to its securities that is prohibited by the terms of this Agreement. As and to the extent provided in Section 2.02(i), the right of any holder of a Certificate to receive Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable tax Law.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Initial Effective Time, HoldCo shall appoint Computershare, Inc. to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Initial Effective Time, HoldCo shall cause to be deposited with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of HoldCo Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such HoldCo Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, HoldCo shall cause the Exchange Agent to mail to each holder of record of Trulia Common Stock or Zillow Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Zillow or HoldCo may specify subject to Trulia’s reasonable approval prior to the Initial Effective Time), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Trulia Common Stock or Zillow Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Trulia Common Stock or Zillow Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Trulia Common Stock or Zillow Common Stock have been converted pursuant to Section 2.01 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Trulia Common Stock or Zillow Common Stock which is not registered in the transfer records of Trulia or Zillow, as applicable, a certificate representing the proper number of shares of HoldCo Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Trulia Common Stock or Zillow Common Stock (or, if such Trulia Common Stock or Zillow Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Trulia Common Stock and Zillow Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Trulia Common Stock or Zillow Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to

Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form) with respect to the shares of HoldCo Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Trulia Common Stock or Zillow Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of HoldCo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HoldCo Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HoldCo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

(e) No Further Ownership Rights in Trulia Common Stock or Zillow Common Stock. The shares of HoldCo Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Trulia Common Stock or Zillow Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Trulia Common Stock or Zillow Common Stock. From and after (i) the Initial Effective Time with respect to shares of Zillow Common Stock and (ii) the Effective Time with respect to shares of Trulia Common Stock, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporations of shares of Zillow Common Stock or Trulia Common Stock, as applicable, that were outstanding immediately prior to the Initial Effective Time or the Effective Time, as applicable. If, after (x) the Initial Effective Time with respect to shares of Zillow Common Stock and (y) the Effective Time with respect to shares of Trulia Common Stock, any Certificates formerly representing shares of Zillow Common Stock or Trulia Common Stock (or shares of Zillow Common Stock or Trulia Common Stock held in book-entry form) are presented to HoldCo, a Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip representing fractional shares of HoldCo Common Stock shall be issued upon the conversion of Trulia Common Stock or Zillow Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Trulia Common Stock or Zillow Common Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of HoldCo Common Stock (after taking into account all shares of Trulia Common Stock or Zillow Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Zillow Class A Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Zillow and Trulia) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Trulia Common Stock or Zillow Common Stock for 180 days after the Effective Time shall be delivered to HoldCo and any holder of Trulia Common Stock or Zillow Common Stock who has not theretofore complied with this Article II shall thereafter look only to HoldCo for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of Trulia, Zillow, HoldCo or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of HoldCo, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of HoldCo and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Zillow Common Stock, Trulia Common Stock, Trulia Stock Options or Trulia RSUs pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of such Zillow Common Stock, Trulia Common Stock, Trulia Stock Option or Trulia RSU in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HoldCo, the posting by such person of a bond, in such reasonable and customary amount as HoldCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

SECTION 2.03. Trulia Stock Options. (a) All options of Trulia (the “Trulia Stock Options”) outstanding at the Effective Time, whether or not exercisable and whether or not vested, that were issued under Trulia’s 2005 Stock Incentive Plan or Trulia’s 2012 Equity Incentive Plan or the Market Leader Amended and Restated 2004 Equity Incentive Plan (collectively, the “Trulia Stock Plans”), shall remain outstanding following the Effective Time. At the Effective Time, Trulia Stock Options shall be assumed by HoldCo in such manner that HoldCo (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Trulia Stock Options, would be such a corporation were Section 424 of the Code applicable to such Trulia Stock Options. From and after the Effective Time, all references to Trulia in Trulia Stock Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to HoldCo, which shall have assumed Trulia Stock Plans as of the Effective Time by virtue of this Agreement. Each Trulia Stock Option to be assumed by HoldCo (each, a “Substitute Trulia Option”) shall be exercisable upon the same terms and conditions as under the applicable Trulia Stock Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Trulia Option shall be exercisable for, and represent the right to acquire, that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Trulia Common Stock subject to such Trulia Stock Option multiplied by the Trulia Exchange Ratio; and (B) the option price per share of HoldCo Class A Common Stock shall be an amount equal to the option price per share of Trulia Common Stock subject to such Trulia Stock Option in effect immediately prior to the Effective Time divided by the Trulia Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Trulia Option shall otherwise be subject to the same terms and conditions as such Trulia Stock Option. All outstanding unvested Trulia Stock Options held by a member of Trulia Board who is not an employee of Trulia or any Trulia Subsidiary (an “Outside Director Trulia Stock Option”) shall become fully vested and exercisable immediately prior to the Effective Time.

(b) As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Trulia Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Trulia Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.03 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Trulia Options and ensure, to the extent required by, and subject to the provisions of, Trulia Stock Plans, that Substitute Trulia Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Trulia Options pursuant to the terms set forth in this Section 2.03. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Trulia Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Trulia Options remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Trulia Options to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.04. Trulia Restricted Stock Units. All restricted stock units of Trulia (“Trulia RSUs”) outstanding at the Effective Time, whether or not vested, that were issued under Trulia Stock Plans, shall remain outstanding following the Effective Time. At the Effective Time, each Trulia RSU shall be assumed by HoldCo and converted into the right to receive the number of shares of HoldCo Class A Common Stock (each, an “Assumed Trulia RSU”). Each Assumed Trulia RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed Trulia RSU (including under the terms of the applicable Trulia Stock Plan, the applicable restricted stock unit agreement and any other applicable Trulia Plan) as of immediately prior to the Effective Time, except that each Assumed Trulia RSU will constitute an Assumed Trulia RSU to acquire the number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Trulia Common Stock subject to such Assumed Trulia RSU immediately prior to the Effective Time by (ii) the Trulia Exchange Ratio. Each outstanding unvested Trulia RSU held by a member of Trulia Board who is not an employee of Trulia or any Trulia Subsidiary (an “Outside Director Trulia RSU”) shall become fully vested immediately prior to the Effective Time. As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of an Assumed Trulia RSU an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Trulia RSU shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Trulia RSUs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Assumed Trulia RSUs pursuant to the terms set forth in this Section 2.04. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Trulia RSUs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Trulia RSUs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Assumed Trulia RSUs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.05. Trulia Stock Appreciation Rights. All stock appreciation rights (the “Trulia SARs”) outstanding at the Effective Time, whether or not exercisable and whether or not vested, that were issued under the Trulia Stock Plans, shall remain outstanding following the Effective Time and shall be assumed by HoldCo as of the Effective Time. Each Trulia SAR to be assumed by HoldCo (each, a “Substitute Trulia SAR”) shall be exercisable upon the same terms and conditions as under the applicable Trulia Stock Plan and the applicable stock appreciation rights agreement issued thereunder, except that (A) the number of shares of HoldCo Class A Common Stock subject to each Substitute Trulia SAR shall be equal to that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Trulia Common Stock subject to such Trulia SAR multiplied by the Trulia Exchange Ratio; and (B) the exercise price per share of HoldCo Class A Common Stock shall be an amount equal to the exercise price per share of Trulia Common Stock subject to such Trulia SAR in effect immediately prior to the Effective Time divided by the Trulia Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Trulia SAR shall otherwise be subject to the same terms and conditions as such Trulia SAR. The assumption of Substitute Trulia SARs pursuant to this Section shall be effected in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.05 will be construed consistent with this intent. As soon as practicable after the Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Trulia SAR an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Trulia SAR shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.05 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Trulia SARs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Trulia SARs pursuant to the terms set forth in this Section 2.05. As soon as practicable after the Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Trulia SARs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Trulia SARs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Trulia SARs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.06. Zillow Stock Options. (a) All options of Zillow (the “Zillow Stock Options”) outstanding at the Initial Effective Time, whether or not exercisable and whether or not vested, that were issued under Zillow’s Amended and Restated 2005 Equity Incentive Plan and Zillow’s Amended and Restated 2011 Equity Incentive Plan, as amended (the “Zillow Stock Plans”), shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, the Zillow Stock Options shall be assumed by HoldCo in such manner that HoldCo (i) is a corporation “assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Zillow Stock Options, would be such a corporation were Section 424 of the Code applicable to such Zillow Stock Options. From and after the Initial Effective Time, all references to Zillow in the Zillow Stock Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to HoldCo, which shall have assumed the Zillow Stock Plans as of the Initial Effective Time by virtue of this Agreement. Each Zillow Stock Option to be assumed by HoldCo (each, a “Substitute Zillow Option”) shall be exercisable upon the same terms and conditions as under the applicable Zillow Stock Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Zillow Option shall be exercisable for, and represent the right to acquire, that whole number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Zillow Common Stock subject to such Zillow Stock Option multiplied by the Zillow Class A Exchange Ratio; and (B) the option price per share of HoldCo Class A Common Stock shall be an amount equal to the option price per share of Zillow Common Stock subject to such Zillow Stock Option in effect immediately prior to the Initial Effective Time divided by the Zillow Class A Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). Such Substitute Zillow Option shall otherwise be subject to the same terms and conditions as such Zillow Stock Option.

(b) As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a Substitute Zillow Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Zillow Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.06 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Substitute Zillow Options and ensure, to the extent required by, and subject to the provisions of, the Zillow Stock Plans, that Substitute Zillow Options that qualified as incentive stock options under Section 422 of the Code prior to the Initial Effective Time continue to qualify as incentive stock options after the Initial Effective Time. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon exercise of Substitute Zillow Options pursuant to the terms set forth in this Section 2.06. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Substitute Zillow Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Zillow Options remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Substitute Zillow Options to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.07. Zillow Restricted Stock Units. All restricted stock units of Zillow (“Zillow RSUs”) outstanding at the Initial Effective Time, whether or not vested, that were issued under the Zillow Stock Plans, shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, each Zillow RSU shall be assumed by HoldCo and converted into the right to receive the number of shares of HoldCo Class A Common Stock (each, an “Assumed Zillow RSU”). Each Assumed Zillow RSU will be subject to, and vested on, the same terms and conditions applicable to such Assumed Zillow RSU (including under the terms of the applicable Zillow Stock Plan, the applicable restricted stock unit agreement and any other applicable Zillow Plan) as of immediately prior to the Initial Effective Time, except that each Assumed Zillow RSU will constitute an Assumed Zillow RSU to acquire the number of shares of HoldCo Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Zillow Common Stock subject to such Assumed Zillow RSU immediately prior to the Initial Effective Time by (ii) the Zillow Class A Exchange Ratio. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of an Assumed Zillow RSU an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Zillow Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.07 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Zillow RSUs. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Assumed Zillow RSUs pursuant to the terms set forth in this Section 2.07. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Zillow RSUs will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Zillow RSUs remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Assumed Zillow RSUs to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.08. Zillow Restricted Stock. If any shares of Zillow Common Stock outstanding immediately prior to the Initial Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Zillow Stock Plans or any applicable restricted stock purchase agreement or other agreement with Zillow, then the shares of HoldCo Class A Common Stock issued in exchange for such shares of Zillow Common Stock (the “Exchanged Zillow Restricted Stock”) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Exchanged Zillow Restricted Stock may accordingly be marked with appropriate legends. Zillow shall take all actions that may be necessary to ensure that, from and after the Initial Effective Time, HoldCo is entitled to exercise any such repurchase options or other rights set forth in any such restricted stock purchase or other agreement. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a share of Exchanged Zillow Restricted Stock an appropriate notice setting forth such holder’s rights pursuant thereto and such Exchanged Zillow Restricted Stock shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.08 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Exchanged Zillow Restricted Stock. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of Exchanged Zillow Restricted Stock pursuant to the terms set forth in this Section 2.08. As soon as practicable after the Initial

Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Exchanged Zillow Restricted Stock remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

SECTION 2.09. Zillow Restricted Units. The restricted units of Zillow listed in Section 2.09 of the Zillow Disclosure Schedule (“Zillow Restricted Units”) outstanding at the Initial Effective Time, whether or not vested, that were issued under the Zillow Stock Plans, shall remain outstanding following the Initial Effective Time. At the Initial Effective Time, each Zillow Restricted Unit shall be assumed by HoldCo and converted into the right to receive shares of HoldCo Class A Common Stock (each, an “Assumed Zillow Restricted Unit”) upon settlement. Each Assumed Zillow Restricted Unit will be subject to, and vested on, the same terms and conditions applicable to such Assumed Zillow Restricted Unit (including under the terms of the applicable Zillow Stock Plan, the applicable restricted unit agreement and any other applicable Zillow Plan) as of immediately prior to the Initial Effective Time. As soon as practicable after the Initial Effective Time, HoldCo shall deliver, or cause to be delivered, to each holder of a share of Assumed Zillow Restricted Unit an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Zillow Restricted Unit shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.09 after giving effect to the Mergers). HoldCo shall comply with the terms of all such Assumed Zillow Restricted Unit. HoldCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HoldCo Class A Common Stock for delivery upon the vesting of such Assumed Zillow Restricted Units pursuant to the terms set forth in this Section 2.09. As soon as practicable after the Initial Effective Time (but in no event more than 10 days), the shares of HoldCo Class A Common Stock subject to Assumed Zillow Restricted Units will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and HoldCo shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Assumed Zillow Restricted Units remain outstanding. In addition, HoldCo shall use all reasonable efforts to cause the shares of HoldCo Class A Common Stock subject to Exchanged Zillow Restricted Stock to be quoted on the NASDAQ Global Select Market or any other exchanges as HoldCo shall determine.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRULIA

Except as set forth in the Disclosure Schedule that has been prepared by Trulia and delivered to Zillow in connection with the execution and delivery of this Agreement (the “Trulia Disclosure Schedule”) or as disclosed in any Trulia SEC Report filed and publicly available after December 31, 2012 and at least five business days prior to the date of this Agreement (excluding any disclosures in any Trulia SEC Report in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), Trulia hereby represents and warrants to Zillow that:

SECTION 3.01. Corporate Organization. (a) Each of Trulia and each subsidiary of Trulia (each a “Trulia Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not constitute a Trulia Material Adverse Effect. Each of Trulia and each Trulia Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Trulia Material Adverse Effect.

(b) A true and complete list of all Trulia Subsidiaries, together with the jurisdiction of incorporation of each Trulia Subsidiary and, to the extent not wholly-owned (directly or indirectly) by Trulia, the percentage of the outstanding capital stock of each Trulia Subsidiary owned by Trulia and each other Trulia Subsidiary, is set forth in Section 3.01(b) of Trulia Disclosure Schedule. Trulia does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02. Certificate of Incorporation and By-laws. Trulia has heretofore made available to Zillow a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of Trulia and each Trulia Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither Trulia nor any Trulia Subsidiary is in violation of any material provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03. Capitalization. (a) The authorized capital stock of Trulia consists of (i) 1,000,000,000 shares of Trulia Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.00001 per share (“Trulia Preferred Stock”). As of the close of business on July 24, 2014, (i) 37,308,089 shares of Trulia Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,085,904 shares of Trulia Common Stock are held in the treasury of Trulia, (iii) no shares of Trulia Common Stock are held by subsidiaries of Trulia, (iv) 2,768,780 shares of Trulia Common Stock are reserved for future issuance pursuant to outstanding Trulia Stock Options or stock incentive rights granted pursuant to Trulia Stock Plans, (v) 3,706,926 shares of Trulia Common Stock are subject to outstanding Trulia RSUs, (vi) 111,620 shares of Trulia Common Stock are reserved for future issuance pursuant to outstanding Trulia SARs, and (vii) 6,400,969 shares of Trulia Common Stock are reserved for future issuance in connection with the Convertible Senior Notes. As of the date of this Agreement, no shares of Trulia Preferred Stock are issued and outstanding.

(b) Except as set forth in this Section 3.03 or Trulia Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Trulia or any Trulia Subsidiary or obligating Trulia or any Trulia Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Trulia or any Trulia Subsidiary. Section 3.03(b) of Trulia Disclosure Schedule sets forth the following information with respect to each Trulia Stock Option, Trulia RSU and Trulia SAR outstanding as of the date of this Agreement: (i) the name and address of the optionee or grantee; (ii) the particular Trulia Stock Plan pursuant to which such Trulia Stock Option, Trulia RSU or Trulia SAR was granted; (iii) the number of shares of Trulia Common Stock subject to such Trulia Stock Option, such Trulia RSU or such Trulia SAR; (iv) the exercise price of such Trulia Stock Option or Trulia SAR; (v) the date on which such Trulia Stock Option, Trulia RSU or Trulia SAR was granted; (vi) the applicable vesting schedule; (vii) the date on which such Trulia Stock Option or Trulia SAR expires; and (viii) whether the exercisability of such Trulia Stock Option, Trulia RSU or Trulia SAR will be accelerated in any way (either alone or in conjunction with any subsequent event(s)) by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Trulia has made available to Zillow accurate and complete copies of all stock plans pursuant to which Trulia has granted such Trulia Stock Options, Trulia RSUs or Trulia SARs that are currently outstanding and the form of all stock option, restricted stock unit and stock appreciation rights agreements evidencing such Trulia Stock Options, Trulia RSUs and Trulia SARs. All shares of Trulia Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Trulia or any Trulia Subsidiary to repurchase, redeem or otherwise acquire any shares of Trulia Common Stock or any capital stock of any Trulia Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Trulia Subsidiary or any other person. Except with respect to Outside Director Trulia Stock Options and Outside Director Trulia RSUs, there are no commitments or agreements of any character to which Trulia is bound obligating Trulia to accelerate the vesting of any Trulia Stock Option, Trulia RSU or Trulia SAR as a result of the Mergers. All outstanding shares of Trulia Common Stock, all outstanding Trulia Stock Options, all outstanding Trulia RSUs, all outstanding

Trulia SARs and all outstanding shares of capital stock of each subsidiary of Trulia have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Each outstanding share of capital stock of each Trulia Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Trulia or another Trulia Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Trulia’s or any Trulia Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) Trulia has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Trulia Merger and the other transactions contemplated hereby (subject, in the case of the Trulia Merger, to receipt of Trulia Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). The execution and delivery of this Agreement by Trulia and the consummation by Trulia of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Trulia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Trulia Merger, Trulia Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Trulia and, assuming the due authorization, execution and delivery by Zillow and HoldCo, constitutes a legal, valid and binding obligation of Trulia, enforceable against Trulia in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Trulia Board has adopted such resolutions as are necessary, as of the date hereof, to render any Takeover Law inapplicable to this Agreement, the Trulia Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Trulia do not, and the performance of this Agreement by Trulia will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of Trulia or any Trulia Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to Trulia or any Trulia Subsidiary or by which any property or asset of Trulia or any Trulia Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Trulia or any Trulia Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Trulia or any Trulia Subsidiary is a party or by which Trulia or any Trulia Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not constitute a Trulia Material Adverse Effect.

(b) The execution and delivery of this Agreement by Trulia do not, and the performance of this Agreement by Trulia will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not constitute a Trulia Material Adverse Effect.

SECTION 3.06. Permits; Compliance. Each of Trulia and Trulia Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Trulia or Trulia Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Trulia Permits”), except where the failure to have, or the suspension or cancellation of, any of Trulia Permits would not constitute a Trulia Material Adverse Effect. No suspension or cancellation of any of Trulia Permits is pending or, to the Knowledge of Trulia, threatened, except where the failure to have, or the suspension or cancellation of, any of Trulia Permits would not constitute a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Trulia or any Trulia Subsidiary or by which any property or asset of Trulia or any Trulia Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Trulia Permit, franchise or other instrument or obligation to which Trulia or any Trulia Subsidiary is a party or by which Trulia or any Trulia Subsidiary or any property or asset of Trulia or any Trulia Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not constitute a Trulia Material Adverse Effect.

SECTION 3.07. SEC Filings; Financial Statements. (a) Trulia has timely furnished or filed all forms, reports and documents required to be furnished or filed by it with the Securities and Exchange Commission (the “SEC”) since September 19, 2012 (collectively, the “Trulia SEC Reports”). Each Trulia SEC Report (i) was, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time filed, or, if amended or superseded by an amendment or filing prior to the date of this Agreement, as of the date of such amendment or filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Trulia Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Trulia SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Trulia and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except (i) as and to the extent set forth on the consolidated balance sheet of Trulia and the consolidated Trulia Subsidiaries as at March 31, 2014, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2014, (iii) for liabilities to pay or perform under any Material Trulia Contract set forth on Section 3.16(a) of Trulia Disclosure Schedule or entered into after the date hereof in compliance with Section 5.01 in accordance with its terms and without any breach of any provision thereof, and (iv) for liabilities and obligations incurred as permitted by this Agreement or in connection with the transactions contemplated by this Agreement, neither Trulia nor any Trulia Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would constitute a Trulia Material Adverse Effect.

(d) Each of the principal executive officer of Trulia and the principal financial officer of Trulia (or each former principal executive officer of Trulia and each former principal financial officer of Trulia, as applicable)

has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Trulia SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. None of Trulia or any of Trulia Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Trulia maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Trulia’s properties or assets that could have a material effect on Trulia’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Trulia are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Trulia in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Trulia, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Zillow to make the certifications required under the Exchange Act with respect to such reports.

(g) Since December 31, 2012, none of Trulia, Trulia’s independent accountants, Trulia Board or the audit committee of Trulia Board has received any oral or written notification of any (i) “significant deficiency” in the internal control over financial reporting of Trulia, (ii) “material weakness” in the internal control over financial reporting of Trulia or (iii) fraud, whether or not material, that involves management or other employees of Trulia who have a significant role in the internal control over financial reporting of Trulia. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

SECTION 3.08. Absence of Certain Changes or Events. Since March 31, 2014 through the date of this Agreement, except as expressly contemplated by this Agreement, (a) Trulia and Trulia Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been a Trulia Material Adverse Effect, and (c) none of Trulia or any Trulia Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

SECTION 3.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of Trulia, threatened against Trulia or any Trulia Subsidiary, or any property or asset of Trulia or any Trulia Subsidiary, before any Governmental Authority that would constitute a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary nor any material property or asset of Trulia or any Trulia Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Trulia, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would constitute a Trulia Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans. (a) Section 3.10(a) of Trulia Disclosure Schedule lists all Trulia Plans. With respect to each Trulia Plan, Trulia has made available to Zillow a true and complete copy, if applicable, of (i) each Trulia Plan, (ii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, if any, (iii) the most recent summary plan description for each Trulia Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Trulia Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Trulia Plan.

(b) Neither Trulia nor any Trulia Subsidiary is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(c) Neither Trulia nor any Trulia Subsidiary currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary, (ii) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor of Trulia or any Trulia Subsidiary or (iii) obligate Trulia or any Trulia Subsidiary to pay any amount or provide any benefit, in either case, pursuant to a Contract or Trulia Plan in effect as of the date immediately preceding the date of this Agreement, that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code that would constitute a Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of Trulia, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance. No Trulia Plan is subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(e) Each Trulia Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Trulia and Trulia Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Trulia Plan. No Action is pending or, to the Knowledge of Trulia, threatened with respect to any Trulia Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Trulia, no fact or event exists that could reasonably be expected to give rise to any such Action.

(f) Each Trulia Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to Trulia Plan for which determination letters are currently available that Trulia Plan is so qualified and each trust established in connection with any Trulia Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of Trulia, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Trulia Plan or the exempt status of any such trust.

(g) Each Trulia Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code and the guidance issued thereunder. The exercise price of each outstanding Trulia Stock Option was equal to or greater than the fair market value of a share of Trulia Common Stock on the applicable grant date.

(h) All current directors, officers, management employees, and technical and professional employees of Trulia and Trulia Subsidiaries are under an enforceable written obligation to Trulia and Trulia Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Trulia and Trulia Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter

SECTION 3.11. Labor and Employment Matters. Except as would not constitute a Trulia Material Adverse Effect, there are no controversies pending or, to the Knowledge of Trulia, threatened between Trulia or any Trulia Subsidiary and any of their respective employees. Neither Trulia nor any Trulia Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Trulia or any Trulia Subsidiary, nor, to the Knowledge of Trulia, are there any activities or proceedings of any labor union to organize any such employees. Except as would not constitute a Trulia Material Adverse Effect, (a) Trulia and Trulia Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Trulia or any Trulia Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (b) each individual who renders (or any other individual who previously rendered) services to Trulia or any Trulia Subsidiary who is or was classified by Trulia or any Trulia Subsidiary as having the status of independent contractor or other non-employee status for any purpose (including for purposes of benefit eligibility, taxation and tax reporting) is currently or was previously properly characterized; and (c) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Trulia, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Trulia or any Trulia Subsidiary has employed or employs any person.

SECTION 3.12. Property and Leases. (a) Trulia and Trulia Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not constitute a Trulia Material Adverse Effect. The properties and assets of Trulia and Trulia Subsidiaries are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Trulia and Trulia Subsidiaries as presently conducted, except in respects that would not constitute a Trulia Material Adverse Effect.

(b) Neither Trulia nor any Trulia Subsidiary owns or has ever owned any real property, nor is either party to any Contract to purchase or sell any real property.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of Trulia Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by, to be assigned to, filed in the name of, or to be filed in the name of Trulia or any of its subsidiaries, in each case that constitutes Trulia Intellectual Property (collectively the “Trulia Registered Intellectual Property”), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Trulia Registered Intellectual Property has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. Trulia Registered Intellectual Property is subsisting and, to Trulia’s Knowledge, valid and enforceable (except with respect to applications), and has not expired or been cancelled, or abandoned.

(b) Section 3.13(b) of Trulia Disclosure Schedule lists all Contracts pursuant to which Trulia or any Trulia Subsidiary acquired or purported to acquire ownership of a third party’s Intellectual Property Rights that are material to the business of Trulia, by means of the purchase (by means of a purchase of stock, merger or otherwise) of the entity owning such Intellectual Property Rights.

(c) No proprietary Source Code for any Trulia Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Trulia or a Trulia Subsidiary. Neither Trulia nor any Trulia Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary Source Code for any Trulia Product to any escrow agent or other third person, other than any employee, consultant or contractor of Trulia or a Trulia Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the proprietary Source Code for any Trulia Product to any escrow agent or other third person, other than any then-current employee, consultant or contractor of Trulia or a Trulia Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party.

(d) Trulia or a Trulia Subsidiary exclusively owns all right, title and interest to and in Trulia Intellectual Property free and clear of any Encumbrance other than limited, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. Each current or former employee of Trulia and Trulia Subsidiaries who was or is involved in the creation or development of any Trulia Products, as well as any other material Trulia Intellectual Property, has signed and delivered a written Contract that validly assigns to Trulia or a Trulia Subsidiary any Intellectual Property Rights developed by such person on behalf of Trulia or a Trulia Subsidiary, as applicable. Each consultant and contractor of Trulia and Trulia Subsidiaries who was or is involved in the creation or development of any Trulia Products, as well as any other material Trulia Intellectual Property, has signed and delivered a written Contract that validly assigns or otherwise provides Trulia or a Trulia Subsidiary with all rights without restrictions in any Intellectual Property Rights developed by such person on behalf of Trulia or a Trulia Subsidiary. Trulia has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the business of Trulia and Trulia Subsidiaries.

(e) As of the date hereof, there is no pending or, to Trulia’s Knowledge, Action threatened in writing, before any Governmental Authority in any jurisdiction alleging that (i) any activities, products, services or conduct of Trulia or any Trulia Subsidiary infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or (ii) challenging the ownership, validity, enforceability or registerability of any Trulia Intellectual Property, other than ordinary course office actions and similar communications received from any Governmental Authority. Trulia is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from Actions which (i) restrict Trulia’s or any Trulia Subsidiary’s rights to use, license or transfer any Trulia Intellectual Property or (ii) compel or require Trulia or any Trulia Subsidiary to license, disclose or transfer any Trulia Intellectual Property to any third party. Within the three years prior to the date prior to the date hereof, neither Trulia nor any Trulia Subsidiary has received any written notice or communication from any third party alleging that the operation of the business of Trulia or any Trulia Subsidiary infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Law of any jurisdiction (excluding any alleged infringement or misappropriation, or unfair competition or trade practices that is not or is not reasonably likely to be material to Trulia and Trulia Subsidiaries, taken as a whole).

(f) To the Knowledge of Trulia, the operation of the business of Trulia and Trulia Subsidiaries (including the design, development, use, provision, support, import, branding, advertising, promotion, marketing, reproduction, manufacture, license and sale of any Trulia Products, as such is currently conducted and as has been conducted during the past one year prior to the date hereof by or on behalf of Trulia) does not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under applicable Law of any jurisdiction in a manner that would constitute a Trulia Material Adverse Effect.

(g) Except as set forth in Section 3.13(g) of Trulia Disclosure Schedule, no Trulia Product contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source

Code that is licensed under any terms that, in connection with the manner in which Trulia uses such Open Source Code: (i) imposes a requirement or condition that any proprietary portion of any Trulia Product or part thereof: (A) be disclosed or distributed in Source Code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction or condition on the right or ability of Trulia and its subsidiaries to use, distribute or make available any Trulia Products (other than requirements of attribution, copyright notices or warranty disclaimers), or (iii) is used or distributed in violation of any applicable license with respect to such Open Source Code.

(h) Section 3.13(h)(1) of Trulia Disclosure Schedule accurately identifies each Contract (other than: (i) Contracts between Trulia or any Trulia Subsidiary and its employees, consultants or contractors substantially on Trulia’s standard forms, which forms have been made available to Zillow; (ii) Contracts for commercially available records, data, content (excluding real estate listings and property data), services, and off-the-shelf software; (iii) Contracts for Open Source Code; (iv) Contracts for advertising or lead generation entered into in the ordinary course of business; and (v) non-disclosure agreements entered into in the ordinary course of business) pursuant to which any Intellectual Property Right or Technology that is material to the operation of the business of Trulia and Trulia Subsidiaries, taken as a whole, is or has been licensed (including covenants not to sue or similar covenants), sold, assigned or otherwise conveyed or provided to Trulia or any Trulia Subsidiary, and that provides for any future one-time or annual payment obligations by Trulia or any Trulia Subsidiary of at least $250,000 (such Contracts, “Trulia In-Licenses”).

(i) Section 3.13(i) of Trulia Disclosure Schedule lists all Contracts (other than (i) non-exclusive licenses and agreements related to Trulia Products granted in the ordinary course of business; (ii) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; (iii) non-disclosure agreements entered into in the ordinary course of business; (iv) Contracts for Open Source Code; and (v) non-exclusive license grants of Trademarks owned by Trulia or any Trulia Subsidiary, that are made in the ordinary course of business ) pursuant to which Trulia or any Trulia Subsidiary has granted a third party any rights or licenses (including covenants not to sue or similar covenants) to any Trulia Intellectual Property that is material to the operation of the business of Trulia and Trulia Subsidiaries, taken as a whole, and that provides for any future one-time or annual payment to Trulia or any Trulia Subsidiary of at least $250,000 (“Trulia Out-Licenses”; together with Trulia In-Licenses, the “Trulia IP Licenses”).

(j) Neither this Agreement nor the Trulia Merger will, pursuant to any Contract to which Trulia is bound , result in: (i) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, other than agreements prohibiting Trulia or its affiliates from soliciting personnel, entered into in the ordinary course of business or (iii) HoldCo or any of its subsidiaries (including the Zillow Surviving Corporation) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Trulia Merger.

(k) Copies of the current, publicly available privacy policies of Trulia relating to (i) the privacy of users of Trulia Products and Trulia services and all Internet websites owned, maintained or operated by Trulia or any Trulia Subsidiary, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by Trulia or any Trulia Subsidiary or by third parties having authorized access to the records of Trulia or any Trulia Subsidiary, in each case, have been made available to Zillow (“Trulia Privacy Policies”). The security, collection, acquisition, use, storage, transfer, distribution or dissemination by Trulia or any Trulia Subsidiary of any personally identifiable information, as well as all communications from Trulia and Trulia Subsidiaries to users, partners or customers (whether sent directly or, to Trulia’s Knowledge, through third-party providers) has complied in all material respects with all applicable Law, Trulia or any Trulia Subsidiary’s existing material contractual commitments with third parties and Trulia Privacy

Policies, except where the failure to so comply would not constitute a Trulia Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Trulia, are threatened in writing against Trulia or any Trulia Subsidiary by any third party alleging a violation of any third party’s privacy rights that would constitute a Trulia Material Adverse Effect, or a breach of any personally identifiable information that would constitute a Trulia Material Adverse Effect. To the Knowledge of Trulia, no person has gained unauthorized access to any personally identifiable information, or other confidential information of a third party, to the extent collected by, held by, or provided to, Trulia or any Trulia Subsidiary.

(l) Trulia Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Trulia Material Adverse Effect. To the Knowledge of Trulia, none of Trulia Products contain any “back door,” “drop dead device,” “time bomb” that would constitute a Trulia Material Adverse Effect, “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar malicious code.

SECTION 3.14. Taxes. Except as would not constitute a Trulia Material Adverse Effect, Trulia and Trulia Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Returns required to be filed by them, and all Taxes which are due and payable by Trulia and Trulia Subsidiaries (whether or not shown on any Return as owing) have been duly and timely paid. All such Returns are true, accurate and complete in all material respects. There are no audits, examinations, requests for information or other proceedings pending or, to the Knowledge of Trulia, threatened in writing, in respect of Taxes of Trulia or Trulia Subsidiaries. All material Tax deficiencies asserted or assessed against Trulia or Trulia Subsidiaries have been paid or finally settled with no remaining amounts owed. Neither Trulia nor any Trulia Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Trulia and the consolidated Trulia Subsidiaries as of March 31, 2014 are adequate to satisfy all liabilities for Taxes relating to Trulia and Trulia Subsidiaries for all periods through the Effective Time. There are no Tax liens upon any property or assets of Trulia or any of Trulia Subsidiaries except liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP. Neither Trulia nor any of Trulia Subsidiaries is required, or has agreed, to make any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method initiated by Trulia or any of Trulia Subsidiaries, and no Tax Authority has initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Trulia Material Adverse Effect. Neither Trulia nor any Trulia Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code (or any similar provision of state, local or foreign Law) within the past five years. None of Trulia, any Trulia Subsidiary, nor any of their affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code. Trulia has no Knowledge of any fact, agreement, plan or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 3.15. Environmental Matters. Except as would not constitute a Trulia Material Adverse Effect, (a) none of Trulia or any Trulia Subsidiary has violated or is in violation of any Environmental Law and (b) Trulia and Trulia Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Trulia and Trulia Subsidiaries are in compliance with such permits, licenses and authorizations.

SECTION 3.16. Material Contracts. (a) Section 3.16(a) of Trulia Disclosure Schedule lists each of the following types of Contracts to which Trulia or any Trulia Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Trulia Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Trulia or any Trulia Subsidiary that has been, or was required to be, filed with the SEC with Trulia’s Annual Report on Form 10-K for the year ended December 31, 2013 or any Trulia SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) (ii) any Contract (A) relating to the disposition or acquisition by Trulia or any Trulia Subsidiary of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date of this Agreement, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect or (B) pursuant to which Trulia or any Trulia Subsidiary will acquire any material ownership interest in any other person or other business enterprise other than Trulia’s Subsidiaries;

(iii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Trulia or any Trulia Subsidiary;

(iv) any Contract containing any covenant (A) materially limiting the right of Trulia or any Trulia Subsidiary to engage in any line of business or to compete with any person in any line of business or (B) granting any most favored customer or similar provision in favor of any customer or other counterparty to Trulia or any Trulia Subsidiary applicable to the sale of Trulia Products;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $500,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vi) any Contract providing for any guaranty by Trulia or any Trulia Subsidiary of third party obligations (under which Trulia or any Trulia Subsidiary has continuing obligations as of the date hereof) of $500,000 or more, other than any guaranty by Trulia of any Trulia Subsidiary’s obligations;

(vii) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar Contract with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, other than revenue sharing or other similar agreements involving annual payments of less than $500,000 entered into in the ordinary course of business consistent with past practice;

(viii) any Contract with a customer of Trulia or any Trulia Subsidiary which is reasonably likely to involve annual consideration of $500,000 or more;

(ix) any Trulia IP License;

(x) all material Contracts with any Governmental Authority;

(xi) (A) any employment, independent contractor or consulting Contract (in each case, under which Trulia or any Trulia Subsidiary has continuing obligations as of the date hereof) with (1) any current or former executive officer of Trulia or any Trulia Subsidiary or member of Trulia Board, or (2) any former employee, individual consultant or individual independent contractor providing for an annual base compensation in excess of $275,000; and (B) any Contract with any executive officer, director, individual consultant or employee providing for severance, retention or change of control payments or benefits, other than ordinary course severance arrangements with non-executive employees involving payments by Trulia of less than $275,000;

(xii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Mergers) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby (including the Mergers);

(xiii) any material lease, sublease or other Contract under which Trulia or any Trulia Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property;

(xiv) any Contract which grants any person the right to use the name “Trulia”, “Market Leader”, any other trademarks owned by Trulia or any Trulia Subsidiary or any derivation thereof, excluding Contracts containing nonexclusive grants of such trademarks made in the ordinary course of business consistent with past practice;

(xv) any other Contract that provides for annual payment obligations by Trulia or any of its subsidiaries of $500,000 or more in any individual case that is not terminable by Trulia or a Trulia Subsidiary upon notice of ninety (90) days or less without material liability to Trulia or Trulia Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which would have or would be reasonably expected to have a material adverse effect on any material service offerings of Trulia or otherwise constitute a Trulia Material Adverse Effect on Trulia and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Except as would not constitute a Trulia Material Adverse Effect:

(i) each Material Trulia Contract is a legal, valid and binding agreement of Trulia or the applicable Trulia Subsidiary and, to the Knowledge of Trulia, the other party thereto;

(ii) none of Trulia or any Trulia Subsidiary has received any claim of default under any Material Trulia Contract and none of Trulia or any Trulia Subsidiary is in breach or violation of, or default under, any Material Trulia Contract;

(iii) to Trulia’s Knowledge, no other party is in breach or violation of, or default under, any Material Trulia Contract; and

(iv) neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of Trulia’s material rights under any Material Trulia Contract.

(c) Trulia has made available to Zillow true and complete copies of each Material Trulia Contract, including any amendments thereto.

SECTION 3.17. Insurance. Except as would not constitute a Trulia Material Adverse Effect, each of Trulia and Trulia Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not constitute a Trulia Material Adverse Effect, (a) each insurance policy of Trulia or any Trulia Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither Trulia nor any of Trulia Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. As of the date of this Agreement, there is no claim by Trulia or any of Trulia Subsidiaries pending under any such policies that (x) to the Knowledge of Trulia, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (y) if not paid would constitute a Trulia Material Adverse Effect.

SECTION 3.18. Board Approval; Vote Required. (a) The Trulia Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Trulia Merger are in the best interests of Trulia and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Trulia Merger, and declared this Agreement advisable, and (iii) recommended that the stockholders of Trulia adopt this Agreement (the “Trulia Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) The only vote of the holders of any class or series of capital stock of Trulia necessary to approve this Agreement, the Trulia Merger and the other transactions contemplated hereby is that vote of the holders of Trulia Common Stock in favor of the approval and adoption of this Agreement as is required under the DGCL (the “Trulia Stockholder Approval”).

SECTION 3.19. Ownership of Zillow Capital Stock. As of the date of this Agreement, neither Trulia nor any of its subsidiaries is the beneficial owner of any shares of capital stock of Zillow.

SECTION 3.20. Opinion of Financial Advisor. Trulia has received the written opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Trulia Exchange Ratio is fair, from a financial point of view, to the holders of Trulia Common Stock, a copy of which opinion will be delivered to Zillow promptly after the date of this Agreement.

SECTION 3.21. Brokers. Except as set forth in Section 3.21 of the Trulia Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Trulia. Trulia has heretofore made available to Zillow a complete and correct copy of all agreements between Trulia and any such broker, finder or investment banker pursuant to which such firm would be entitled to any payment relating to this Agreement and the transactions contemplated hereby.

SECTION 3.22. No Other Representations or Warranties; Non-Reliance. Except as expressly set forth in this Article III, neither Trulia nor any Trulia Subsidiary has made any representation or warranty, express or implied, to Zillow in connection with this Agreement, the Trulia Merger or any of the other transactions contemplated hereby. Trulia has not relied on and is not relying on any representations and warranties regarding Zillow and the Zillow Subsidiaries, other than representations and warranties expressly set forth in Article IV hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ZILLOW

Except as set forth in the Disclosure Schedule that has been prepared by Zillow and delivered to Trulia in connection with the execution and delivery of this Agreement (the “Zillow Disclosure Schedule”) or as disclosed in any Zillow SEC Report filed and publicly available after December 31, 2012 and at least five business days prior to the date of this Agreement (excluding any disclosures in any Zillow SEC Report in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein), Zillow hereby represents and warrants to Trulia that:

SECTION 4.01. Corporate Organization. (a) Each of Zillow and each subsidiary of Zillow (each a “Zillow Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not constitute a Zillow Material Adverse Effect. Each of Zillow and each Zillow Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Zillow Material Adverse Effect.

(b) A true and complete list of all the Zillow Subsidiaries, together with the jurisdiction of incorporation of each Zillow Subsidiary and, to the extent not wholly-owned (directly or indirectly) by Zillow, the percentage of the outstanding capital stock of each Zillow Subsidiary owned by Zillow and each other Zillow Subsidiary, is set forth in Section 4.01(b) of the Zillow Disclosure Schedule. Zillow does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 4.02. Articles of Incorporation and By-Laws. Zillow has heretofore made available to Trulia a complete and correct copy of the Articles of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Zillow and each Zillow Subsidiary. Such Certificates of Incorporation, By-Laws or equivalent organizational documents are in full force and effect. Neither Zillow nor any Zillow Subsidiary is in violation of any material provision of its Articles of Incorporation, By-Laws or equivalent organizational documents.

SECTION 4.03. Capitalization. (a) The authorized capital stock of Zillow consists of (i) 600,000,000 shares of Class A common stock, par value $ 0.0001 per share (“Zillow Class A Common Stock”), (ii) 15,000,000 shares of Zillow Class B Common Stock, and (iii) 30,000,000 shares of preferred stock, par value $0.0001 per share (“Zillow Preferred Stock”). As of the close of business on July 21, 2014, (i) 34,073,496 shares of Zillow Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 6,217,447 shares of Zillow Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (iii) 0 shares of Zillow Class A Common Stock are held in the treasury of Zillow, (iv) 0 shares of Zillow Class A Common Stock are held by subsidiaries of Zillow, (v) 5,798,877 shares of Zillow Class A Common Stock are reserved for future issuance pursuant to outstanding Zillow Stock Options, (vi) 158,506 shares of Zillow Class A Common Stock are subject to outstanding Zillow RSUs, and (vi) 0 shares of Zillow Class A Common Stock are reserved for future issuance under Assumed Zillow Restricted Units. As of the date of this Agreement, no shares of Zillow Preferred Stock are issued and outstanding

(b) Except as set forth in this Section 4.03 or the Zillow Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Zillow or any Zillow Subsidiary or obligating Zillow or any Zillow Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Zillow or any Zillow Subsidiary. All shares of Zillow Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Zillow or any Zillow Subsidiary to repurchase, redeem or otherwise acquire any shares of Zillow Class A Common Stock, Zillow Class B Common Stock or any capital stock of a Zillow Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Zillow Subsidiary or any other person. There are no commitments or agreements of any character to which Zillow is bound obligating Zillow to accelerate the vesting of any Zillow Stock Option or Zillow RSUs as a result of the Mergers. All outstanding shares of Zillow Class A Common Stock, Zillow Class B Common Stock, all outstanding Zillow Stock Options, all outstanding Zillow RSUs, and all outstanding shares of capital stock of each subsidiary of Zillow have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(c) Each outstanding share of capital stock of each Zillow Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by Zillow or another Zillow Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Zillow’s or any Zillow Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. As of the date hereof, the authorized capital stock of HoldCo consists of 100 shares of common stock, par value 0.001 per share. Except as described in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HoldCo or obligating HoldCo to issue or sell any shares of capital stock of, or other equity interests in, HoldCo.

(d) The shares of HoldCo Class A Common Stock to be issued pursuant to the Mergers in accordance with Section 2.01(i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, HoldCo’s Articles of Incorporation or By-Laws or any agreement to which Zillow or HoldCo is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Zillow and HoldCo has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated hereby (subject, in the case of the Zillow Merger, to receipt of the Zillow Shareholder Approval and the filing and recordation of appropriate merger documents as required by the WBCA). The execution and delivery of this Agreement by Zillow and HoldCo and the consummation by Zillow and HoldCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Zillow or HoldCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Zillow Merger, the Zillow Shareholder Approval and the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly and validly executed and delivered by Zillow and HoldCo and, assuming due authorization, execution and delivery by Trulia, constitutes a legal, valid and binding obligation of each of Zillow and HoldCo, enforceable against each of Zillow and HoldCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Zillow Board has adopted such resolutions as are necessary, as of the date hereof, to render any Takeover Law inapplicable to this Agreement, the Zillow Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Zillow and HoldCo do not, and the performance of this Agreement by Zillow and HoldCo will not, (i) conflict with or violate the Articles of Incorporation or By-laws or other organizational documents of Zillow or any Zillow Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Zillow or any Zillow Subsidiary or by which any property or asset of Zillow or any Zillow Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Zillow or any Zillow Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Zillow or any Zillow Subsidiary is a party or by which Zillow or any Zillow Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not constitute a Zillow Material Adverse Effect.

(b) The execution and delivery of this Agreement by Zillow and HoldCo do not, and the performance of this Agreement by Zillow and HoldCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and WBCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not constitute a Zillow Material Adverse Effect.

SECTION 4.06. Permits; Compliance. Each of Zillow and the Zillow Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Zillow or the Zillow Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Zillow Permits”), except where the failure to have, or the suspension or cancellation of, any of the Zillow Permits would not constitute a Zillow Material Adverse Effect. No suspension or cancellation of any of the Zillow Permits is pending or, to the Knowledge of Zillow, threatened, except where the failure to have, or the suspension or cancellation of, any of the Zillow Permits would not constitute a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Zillow or any Zillow Subsidiary or by which any property or asset of Zillow or any Zillow Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Zillow Permit, franchise or other instrument or obligation to which Zillow or any Zillow Subsidiary is a party or by which Zillow or any Zillow Subsidiary or any property or asset of Zillow or any Zillow Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not constitute a Zillow Material Adverse Effect.

SECTION 4.07. SEC Filings; Financial Statements. (a) Zillow has timely furnished or filed all forms, reports and documents required to be furnished or filed by it with the SEC since July 19, 2011 (collectively, the “Zillow SEC Reports”). Each Zillow SEC Report (i) was, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time filed, or, if amended or superseded by an amendment or filing prior to the date of this Agreement, as of the date of such amendment or filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Zillow Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Zillow SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Zillow and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except (i) as and to the extent set forth on the consolidated balance sheet of Zillow and the consolidated Zillow Subsidiaries as at March 31, 2014, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2014, (iii) for liabilities to pay or perform under any Material Zillow Contract set forth on Section 4.16(a) of Zillow Disclosure Schedule or entered into after the date hereof in compliance with Section 5.02 in accordance with its terms and without any breach of any provision thereof, and (iv) for liabilities and obligations incurred as permitted by this Agreement or in connection with the transactions contemplated hereby, neither Zillow nor any Zillow Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would constitute a Zillow Material Adverse Effect.

(d) Each of the principal executive officer of Zillow and the principal financial officer of Zillow (or each former principal executive officer of Zillow and each former principal financial officer of Zillow, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Zillow SEC Reports, and the statements contained in such certifications are true and accurate. None of Zillow or any of the Zillow Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Zillow maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Zillow’s properties or assets that could have a material effect on Zillow’s financial statements.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Zillow are reasonably designed to ensure that all information (both financial and non-

financial) required to be disclosed by Zillow in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Zillow, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Zillow to make the certifications required under the Exchange Act with respect to such reports.

(g) Since December 31, 2012, none of Zillow, Zillow’s independent accountants, the Zillow Board or the audit committee of the Zillow Board has received any oral or written notification of any (i) significant deficiency in the internal control over financial reporting of Zillow, (ii) material weakness in the internal control over financial reporting of Zillow or (iii) fraud, whether or not material, that involves management or other employees of Zillow who have a significant role in the internal control over financial reporting of Zillow.

SECTION 4.08. Absence of Certain Changes or Events. Since March 31, 2014 through the date of this Agreement, except as expressly contemplated by this Agreement, (a) Zillow and the Zillow Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been a Zillow Material Adverse Effect, and (c) none of Zillow or any Zillow Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

SECTION 4.09. Absence of Litigation. There is no Action pending or, to the Knowledge of Zillow, threatened against Zillow or any Zillow Subsidiary, or any property or asset of Zillow or any Zillow Subsidiary, before any Governmental Authority that would constitute a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary nor any material property or asset of Zillow or any Zillow Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Zillow, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would constitute a Zillow Material Adverse Effect.

SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Zillow Disclosure Schedule lists all Zillow Plans. With respect to each Zillow Plan, Zillow has made available to Trulia a true and complete copy, if applicable, of (i) each Zillow Plan, (ii) the most recently filed IRS Form 5500, if any, (iii) the most recent summary plan description for each Zillow Plan for which a summary plan description is required by applicable law, (iv) the most recently received IRS determination letter, if any, issued by the IRS with respect to any Zillow Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a Zillow Plan.

(b) Neither the Zillow nor any Zillow Subsidiary is a party to, or has made any contribution to or otherwise incurred any liability under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(c) Neither the Zillow nor any Zillow Subsidiary currently maintains, sponsors, participates in or contributes to, or has ever maintained, sponsored, participated in or contributed to any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV or ERISA or Section 412 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Mergers could, either alone or in combination with another event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary or result in severance pay or any material increase in severance pay (other than severance pay required by any Law) to any current or former employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary, (ii) accelerate the time of payment, vesting or funding, or materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or independent contractor of Zillow or any Zillow Subsidiary, or (iii) obligate Zillow or any Zillow Subsidiary to pay any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Zillow nor any Zillow Subsidiary has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code. To the Knowledge of Zillow, no amounts previously deducted under Section 162(m) of the Code are subject to disallowance. No Zillow Plan is subject to the Laws of any jurisdiction other than the United States or a political subdivision thereof.

(e) Each Zillow Plan is operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Zillow and the Zillow Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of any default or violation by any party to, any Zillow Plan. No Action is pending or, to the Knowledge of Zillow, threatened with respect to any Zillow Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Zillow, no fact or event exists that could reasonably be expected to give rise to any such Action.

(f) Each Zillow Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Zillow Plan for which determination letters are currently available that the Zillow Plan is so qualified and each trust established in connection with any Zillow Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Knowledge of Zillow, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Zillow Plan or the exempt status of any such trust.

(g) Each Zillow Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code and the guidance issued thereunder. The exercise price of each outstanding Zillow Stock Option was equal to or greater than the fair market value of a share of Zillow Class A Common Stock on the applicable grant date.

(h) All current directors, officers, management employees, and technical and professional employees of Zillow and the Zillow Subsidiaries are under enforceable written obligation to Zillow and the Zillow Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Zillow and the Zillow Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 4.11. Labor and Employment Matters. Except as would not constitute a Zillow Material Adverse Effect, there are no controversies pending or, to the Knowledge of Zillow, threatened between Zillow or any Zillow Subsidiary and any of their respective employees. Neither Zillow nor any Zillow Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Zillow or any Zillow Subsidiary, nor, to the Knowledge of Zillow, are there any activities or proceedings of any labor union to organize any such employees. Except as would not constitute a Zillow Material Adverse Effect, (a) Zillow and the Zillow Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Zillow or any Zillow Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (b) each individual who renders (or any other individual who previously rendered) services to Zillow or any Zillow Subsidiary who is or was classified by Zillow or any Zillow Subsidiary as having the status of independent contractor or other non-employee status for any purpose (including for purposes of benefit eligibility, taxation and tax reporting) is currently or was previously properly characterized; and (c) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Zillow, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Zillow or any Zillow Subsidiary has employed or employs any person.

SECTION 4.12. Property and Leases. (a) Zillow and the Zillow Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not constitute a Zillow Material Adverse Effect. The properties and assets of Zillow and the Zillow Subsidiaries are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Zillow and the Zillow Subsidiaries as presently conducted, except in respects that would not constitute a Zillow Material Adverse Effect.

(b) Neither Zillow nor any Zillow Subsidiary owns or has ever owned any real property, nor is either party to any Contract to purchase or sell any real property.

SECTION 4.13. Intellectual Property. (a) Section 4.13(a) of the Zillow Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by, to be assigned to, filed in the name of, or to be filed in the name of Zillow or any of its subsidiaries, in each case that constitutes Zillow Intellectual Property (collectively the “Zillow Registered Intellectual Property”), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Zillow Registered Intellectual Property has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. The Zillow Registered Intellectual Property is subsisting and, to Zillow’s Knowledge, valid and enforceable (except with respect to applications), and has not expired or been cancelled, or abandoned.

(b) Section 4.13(b) of the Zillow Disclosure Schedule lists all Contracts pursuant to which Zillow or any Zillow Subsidiary acquired or purported to acquire ownership of a third party’s Intellectual Property Rights that are material to the business of Zillow, by means of the purchase (by means of a purchase of stock, merger or otherwise) of the entity owning such Intellectual Property Rights.

(c) No proprietary Source Code for any Zillow Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of Zillow or a Zillow Subsidiary. Neither Zillow nor any Zillow Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary Source Code for any Zillow Product to any escrow agent or other third person, other than any employee, consultant or contractor of Zillow or a Zillow Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the proprietary Source Code for any Zillow Product to any escrow agent or other third person, other than any then-current employee, consultant or contractor of Zillow or a Zillow Subsidiary under confidentiality obligations that prohibit the disclosure of such proprietary Source Code to any third party.

(d) Zillow or a Zillow Subsidiary exclusively owns all right, title and interest to and in the Zillow Intellectual Property free and clear of any Encumbrance other than limited, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business. Each current or former employee of Zillow and Zillow Subsidiaries who was or is involved in the creation or development of any Zillow Products, as well as any other material Zillow Intellectual Property, has signed and delivered a written Contract that validly assigns to Zillow or a Zillow Subsidiary any Intellectual Property Rights developed by such person on behalf of Zillow or a Zillow Subsidiary, as applicable. Each consultant and contractor of Zillow and Zillow Subsidiaries who was or is involved in the creation or development of any Zillow Products, as well as any other material Zillow Intellectual Property, has signed and delivered a written Contract that validly assigns or otherwise provides Zillow or a Zillow Subsidiary with all rights without restrictions in any Intellectual Property Rights developed by such person on behalf of Zillow or a Zillow Subsidiary. Zillow has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information pertaining to the business of Zillow and the Zillow Subsidiaries.

(e) As of the date hereof, there is no pending or, to Zillow’s Knowledge, Action threatened in writing before any Governmental Authority in any jurisdiction alleging that (i) any activities, products, services or conduct of Zillow or any Zillow Subsidiary infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party or (ii) challenging the ownership, validity, enforceability or registerability of any Zillow Intellectual Property, other than ordinary course office actions and similar communication received from any Governmental Authority. Zillow is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from Actions which (i) restrict Zillow’s or any Zillow Subsidiary’s rights to use, license or transfer any Zillow Intellectual Property or (ii) compel or require Zillow or any Zillow Subsidiary to license, disclose or transfer any Zillow Intellectual Property to any third party. Within the three years prior to the date prior to the date hereof, neither Zillow nor any Zillow Subsidiary has received any written notice or communication from any third party alleging that the operation of the business of Zillow or any Zillow Subsidiary infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Law of any jurisdiction (excluding any alleged infringement or misappropriation, or unfair competition or trade practices that is not or is not reasonably likely to be material to Zillow and the Zillow Subsidiaries, taken as a whole).

(f) To the Knowledge of Zillow, the operation of the business of Zillow and the Zillow Subsidiaries (including the design, development, use, provision, support, import, branding, advertising, promotion, marketing, reproduction, manufacture, license and sale of any Zillow Products, as such is currently conducted and as has been conducted during the past one year prior to the date hereof by or on behalf of Zillow) does not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under applicable Law of any jurisdiction in a manner that would constitute a Zillow Material Adverse Effect.

(g) Except as set forth in Section 4.13(g) of Zillow Disclosure Schedule, to the Knowledge of Zillow, no Zillow Product contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code that is licensed under any terms that, in connection with the manner in which Zillow uses such Open Source Code: (i) imposes a requirement or condition that any proprietary portion of any Zillow Product or part thereof: (A) be disclosed or distributed in Source Code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise imposes any other material limitation, restriction or condition on the right or ability of Zillow and its subsidiaries to use, distribute or make available any Zillow Products (other than requirements of attribution, copyright notices or warranty disclaimers), or (iii) is used or distributed in violation of any applicable license with respect to such Open Source Code.

(h) Section 4.13(h)(1) of Zillow Disclosure Schedule accurately identifies each Contract (other than: (i) Contracts between Zillow or any Zillow Subsidiary and its employees, consultants or contractors substantially on Zillow’s standard forms, which forms have been made available to Trulia; (ii) Contracts for commercially available records, data, content (excluding real estate listings and property data), services, and off-the-shelf software; (iii) Contracts for Open Source Code; (iv) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; and (v) non-disclosure agreements entered into in the ordinary course of business) pursuant to which any Intellectual Property Right or Technology that is material to the operation of the business of Zillow and Zillow Subsidiaries, taken as a whole, is or has been licensed (including covenants not to sue or similar covenants), sold, assigned or otherwise conveyed or provided to Zillow or any Zillow Subsidiary, and that provides for any future one-time or annual payment obligations by Zillow or any Zillow Subsidiary of at least $250,000 (such Contracts, “Zillow In-Licenses”).

(i) Section 4.13(i) of Zillow Disclosure Schedule lists all Contracts (other than (i) non-exclusive licenses and agreements related to Zillow Products granted in the ordinary course of business; (ii) Contracts for advertising, marketing or lead generation entered into in the ordinary course of business; (iii) non-disclosure agreements entered into in the ordinary course of business; (iv) Contracts for Open Source Code; and (v) non-exclusive license grants of Trademarks owned by Zillow or any Zillow Subsidiary, that are made in the ordinary course of business) pursuant to which Zillow or any Zillow Subsidiary has granted a third party any rights or licenses (including covenants not to sue or similar covenants) to any Zillow Intellectual Property that is material to the operation of the business of Zillow and Zillow Subsidiaries, taken as a whole, and that provides for any future one-time or annual payment to Zillow or any Zillow Subsidiary of at least $250,000 (“Zillow Out-Licenses”; together with Zillow In-Licenses, the “Zillow IP Licenses”).

(j) Neither this Agreement nor the Zillow Merger will, pursuant to any Contract to which Zillow is bound , result in: (i) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, other than agreements prohibiting Zillow from soliciting personnel, entered into in the ordinary course of business or (iii) HoldCo or any of its subsidiaries (including the Trulia Surviving Corporation) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby (including the Mergers).

(k) Copies of the current, publicly available privacy policies of Zillow relating to (i) the privacy of users of Zillow Products and Zillow services and all Internet websites owned, maintained or operated by Zillow or any Zillow Subsidiary, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by Zillow or any Zillow Subsidiary or by third parties having authorized access to the records of Zillow or any Zillow Subsidiary, in each case, have been made available to Trulia (“Zillow Privacy Policies”). The security, collection, acquisition, use, storage, transfer, distribution or dissemination by Zillow or any Zillow Subsidiary of any personally identifiable information, as well as all communications from Zillow and the Zillow Subsidiaries to users, partners or customers (whether sent directly or, to Zillow’s knowledge, through third-party providers) has complied in all material respects with all applicable Law, Zillow or any Zillow Subsidiary’s existing material contractual commitments with third parties and Zillow Privacy Policies, except where the failure to so comply would not constitute a Zillow Material Adverse Effect. As of the date hereof, no claims have been asserted in writing or, to the Knowledge of Zillow, are threatened in writing against Zillow or any Zillow Subsidiary by any third party alleging a violation of any third party’s privacy rights that would constitute a Zillow Material Adverse Effect, or a breach of any personally identifiable information that would constitute a Zillow Material Adverse Effect. To the Knowledge of Zillow, no person has gained unauthorized access to any personally identifiable information, or other confidential information of a third party, to the extent collected by, held by, or provided to, Zillow or any Zillow Subsidiary.

(l) Zillow Products are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Zillow Material Adverse Effect. To the Knowledge of Zillow, none of the Zillow Products contain any “back door,” “drop dead device,” “time bomb” that would constitute a Zillow Material Adverse Effect, “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar malicious code.

SECTION 4.14. Taxes. Except as would not constitute a Zillow Material Adverse Effect, Zillow and the Zillow Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Returns required to be filed by them, and all Taxes which are due and payable by Zillow and the Zillow Subsidiaries (whether or not shown on any Return as owing) have been duly and timely paid. All such Returns are true, accurate and complete in all material respects. There are no audits, examinations, requests for information or other proceedings pending or, to the Knowledge of Zillow, threatened in writing, in respect of

Taxes of Zillow or the Zillow Subsidiaries. All material Tax deficiencies asserted or assessed against Zillow or the Zillow Subsidiaries have been paid or finally settled with no remaining amounts owed. Neither Zillow nor any Zillow Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Zillow and the consolidated Zillow Subsidiaries as of March 31, 2014 are adequate to satisfy all liabilities for Taxes relating to Zillow and the Zillow Subsidiaries for all periods through the Effective Time. There are no Tax liens upon any property or assets of Zillow or any of the Zillow Subsidiaries except liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP. Neither Zillow nor any of the Zillow Subsidiaries is required, or has agreed, to make any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method initiated by Zillow or any of the Zillow Subsidiaries, and no Tax Authority has initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change could reasonably be expected to have a Zillow Material Adverse Effect. Neither Zillow nor any Zillow Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code (or any similar provision of state, local or foreign Law) within the past five years. None of Zillow, any Zillow Subsidiary, nor any of their affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code. Zillow has no Knowledge any fact, agreement, plan or other circumstance that would prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 4.15. Environmental Matters. Except as would not constitute a Zillow Material Adverse Effect, (a) none of Zillow or any Zillow Subsidiary has violated or is in violation of any Environmental Law and (b) Zillow and the Zillow Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Zillow and the Zillow Subsidiaries are in compliance with such permits, licenses and other authorizations.

SECTION 4.16. Material Contracts. (a) Section 4.16(a) of the Zillow Disclosure Schedule lists each of the following types of Contracts to which Zillow or any Zillow Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Zillow Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Zillow or any Zillow Subsidiary that has been, or was required to be, filed with the SEC with Zillow’s Annual Report on Form 10-K for the year ended December 31, 2013 or any Zillow SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract (A) relating to the disposition or acquisition by Zillow or any Zillow Subsidiary of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date of this Agreement, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect or (B) pursuant to which Zillow or any Zillow Subsidiary will acquire any material ownership interest in any other person or other business enterprise other than Zillow Subsidiaries;

(iii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Zillow or any Zillow Subsidiary;

(iv) any Contract containing any covenant (A) materially limiting the right of Zillow or any Zillow Subsidiary to engage in any line of business or to compete with any person in any line of business, or (B) granting any most favored customer or similar provision in favor of any customer or other counterparty to Zillow or any Zillow Subsidiary applicable to the sale of the Zillow Products;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(vi) any Contract providing for any guaranty by Zillow or any Zillow Subsidiary of third party obligations (under which Zillow or any Zillow Subsidiary has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Zillow of any Zillow Subsidiary’s obligations;

(vii) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar Contract with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, other than revenue sharing or other similar agreements involving annual payments of less than $1,000,000 entered into in the ordinary course of business consistent with past practice;

(viii) any Contract with a customer of Zillow or any Zillow Subsidiary which is reasonably likely to involve consideration of $1,000,000 or more;

(ix) any Zillow IP License;

(x) all material Contracts with any Governmental Authority;

(xi) (A) any employment, independent contractor or consulting Contract (in each case, under which the Zillow or any Zillow Subsidiary has continuing obligations as of the date hereof) with (1) any current or former executive officer of the Zillow or any Zillow Subsidiary or member of the Zillow Board, or (2) any former employee, individual consultant or individual independent contractor providing for an annual base compensation in excess of $275,000; and (B) any Contract with any executive officer, director, individual consultant or employee providing for severance, retention or change of control payments or benefits, other than ordinary course severance arrangements with non-executive employees involving payments by the Zillow of less than $400,000;

(xii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Mergers) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby (including the Mergers);

(xiii) any material lease, sublease or other Contract under which Zillow or any Zillow Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property;

(xiv) any Contract which grants any person the right to use the name “Zillow”, any other trademarks owned by Zillow or any derivation thereof, excluding Contracts containing nonexclusive grants of such trademarks made in the ordinary course of business consistent with past practice;

(xv) any other Contract that provides for annual payment obligations by Zillow or any of its subsidiaries of $1,000,000 or more in any individual case that is not terminable by Zillow or a Zillow Subsidiary upon notice of ninety (90) days or less without material liability to Zillow or the Zillow Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a person (or group of affiliated persons), the termination or breach of which would have or would be reasonably expected to have a material adverse effect on any material product or service offerings of Zillow or otherwise constitute a Zillow Material Adverse Effect on Zillow and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Except as would not constitute a Zillow Material Adverse Effect:

(i) each Material Zillow Contract is a legal, valid and binding agreement of Zillow or the applicable Zillow Subsidiary and, to the Knowledge of Zillow, the other party thereto;

(ii) none of Zillow or any Zillow Subsidiary has received any claim of default under any Material Zillow Contract and none of Zillow or any Zillow Subsidiary is in breach or violation of, or default under, any Material Zillow Contract;

(iii) to Zillow’s Knowledge, no other party is in breach or violation of, or default under, any Material Zillow Contract; and

(iv) neither the execution of this Agreement nor the consummation of any transactions contemplated hereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of Zillow’s material rights under any Material Zillow Contract.

(c) Zillow has made available to Trulia true and complete copies of each Material Zillow Contract, including any amendments thereto.

SECTION 4.17. Insurance. Except as would not constitute a Zillow Material Adverse Effect, each of Zillow and the Zillow Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not constitute a Zillow Material Adverse Effect, (a) each insurance policy of Zillow or any Zillow Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy are purported to be in effect, and (b) neither Zillow nor any Zillow Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. As of the date of this Agreement, there is no claim by Zillow or any Zillow Subsidiaries pending under any such policies that (x) to the Knowledge of Zillow, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (y) if not paid would constitute a Zillow Material Adverse Effect.

SECTION 4.18. Board Approval; Vote Required. (a) The Zillow Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that the Zillow Merger is fair to and in the best interests of Zillow and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Zillow Merger, and (iii) resolved to recommend the approval of this Agreement by the shareholders of Zillow (the “Zillow Board Recommendation”).

(b) The only vote of the holders of any class or series of capital stock of Zillow necessary to approve this Agreement, the Zillow Merger and the other transactions contemplated hereby is that vote of the holders of Zillow Common Stock as is required by the WBCA and the Articles of Incorporation of Zillow (the “Zillow Shareholder Approval”).

SECTION 4.19. Operations of HoldCo. HoldCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.20. Ownership of Trulia Capital Stock. As of the date of this Agreement, neither Zillow nor any of its subsidiaries is the beneficial owner of any shares of capital stock of Trulia.

SECTION 4.21. Opinion of Financial Advisor. Zillow has received the written opinion of Goldman, Sachs & Co, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Zillow Class A Exchange Ratio and the Zillow Class B Exchange Ratio together is fair, from a financial point of view, to the holders of Zillow Class A Common Stock and Zillow Class B Common Stock, a copy of which opinion will be delivered to the Zillow Board promptly after the date of this Agreement.

SECTION 4.22. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Zillow or HoldCo. Zillow has heretofore made available to Trulia a complete and correct copy of all agreements between Zillow and Goldman, Sachs & Co pursuant to which such firm would be entitled to any payment relating to this Agreement and the transactions contemplated hereby.

SECTION 4.23. No Other Representations or Warranties; Non-Reliance. Except as expressly set forth in this Article IV, neither Zillow nor any Zillow Subsidiary has made any representation or warranty, express or implied, to Trulia in connection with this Agreement, the Zillow Merger or any of the other transactions contemplated hereby. Zillow has not relied on and is not relying on any representations and warranties regarding Trulia and the Trulia Subsidiaries, other than representations and warranties expressly set forth in Article III hereof.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business by Trulia Pending the Mergers. Trulia agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Trulia Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by Law, unless Zillow shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Trulia and the Trulia Subsidiaries shall be conducted only in, and Trulia and the Trulia Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Trulia shall use its commercially reasonable efforts to (i) keep available the services of the current officers at the “vice president” level or higher and key employees of Trulia and the Trulia Subsidiaries and (ii) preserve the current relationships of Trulia and the Trulia Subsidiaries with customers, suppliers and other persons with which Trulia or any Trulia Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, as required by Law or as set forth in Section 5.01 of the Trulia Disclosure Schedule, neither Trulia nor any Trulia Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Zillow (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Trulia Subsidiary to Trulia or any other Trulia Subsidiary;

(c) repurchase, redeem or otherwise acquire, directly or indirectly, shares of capital stock of Trulia, except for Tax withholdings and exercise price net settlements upon exercise or vesting, as the case may be, of Trulia Stock Options, Trulia RSUs or Trulia SARs;

(d) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(e) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(f) enter into or amend or waive any rights or obligations under any Contract or transaction with any director or officer at the “vice president” level or higher, except in accordance with Section 5.01(g) of the Trulia Disclosure Schedule;

(g) issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Trulia or any Trulia Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Trulia or any Trulia Subsidiary (except for (i) issuances of equity to employees in accordance with Section 5.01(g)(i) of the Trulia Disclosure Schedule, (ii) issuances of equity to new hires in the ordinary course of business consistent with past practice or in accordance with Section 5.01(g) of the Trulia Disclosure Schedule, (iii) shares of Trulia Common Stock issuable pursuant to employee stock options, stock appreciation rights or restricted stock units outstanding on the date hereof or granted after the date hereof in compliance with clause (i) or (ii) of this Section 5.01(g), or (iv) shares of Trulia Common Stock issuable upon conversion of Trulia’s 2.75% Convertible Senior Notes due 2020);

(h) implement or effect any general reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of employees of Trulia, other than routine employee terminations in the ordinary course of business;

(i) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Trulia or any Trulia Subsidiary, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and in the case of encumbrances, the granting of limited, non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;

(j) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material assets thereof;

(k) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(l) authorize, or make any commitment with respect to, any capital expenditure in excess, in the aggregate, of the amount set forth in Section 5.01(l) of the Trulia Disclosure Schedule;

(m) (i) hire, or enter into any employment agreement with, any employee at the “vice president” level or higher or any other employee having annual base compensation in excess of $275,000, except for the hiring of a replacement for any such officer or employee who departs Trulia prior to the Closing; provided that the base compensation of such replacement officer or employee is not in excess of 110% of the base compensation of the departing officer or employee, or (ii) otherwise increase the aggregate headcount at Trulia and the Trulia Subsidiaries to more than the amount set forth in Section 5.01(m)(ii) of the Trulia Disclosure Schedule;

(n) except as may be (x) required pursuant to any Contract or Trulia Plan set forth on the Trulia Disclosure Schedule and in effect on the date hereof or (y) permitted under Section 5.01(g), (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, independent contractors or consultants, except in the ordinary course of business and consistent with past practice, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any officer of Trulia or of any Trulia Subsidiary or any other employee other than terminated employees in the ordinary course of business and consistent with past practice, (iii) exercise discretion with respect to or otherwise voluntarily accelerate the vesting, payment or settlement of any employee stock options, stock appreciation rights, restricted stock units or other form of incentive compensation, or (iv) establish, adopt, enter into or amend any employee benefit plan or other agreement, plan or arrangement that would be a Trulia Plan if established, adopted, entered into or amended prior to the date hereof, other than any Trulia Plan that does not require approval of the Trulia stockholders that is established, adopted, entered into or amended in the ordinary course of business or as set forth in Section 5.01(n) of the Trulia Disclosure Schedule;

(o) amend any material Return, make any material Tax election or take any material position on any material Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent in any material respect with elections made, positions taken or methods used in preparing or filing similar Returns in prior periods;

(p) (i) enter into any Contract that, if entered into prior to the date hereof, would constitute a Material Trulia Contract or (ii) amend, modify or consent to the termination of any Material Trulia Contract, or amend, waive, modify or consent to the termination of Trulia’s or any Trulia Subsidiary’s material rights thereunder, other than, in each case, in the ordinary course of business;

(q) (i) commence (A) any Action in respect of any Intellectual Property Rights or (B) any other Action where the amount in dispute is in excess of $500,000 in the aggregate or (ii) settle or compromise any Action (A) in respect of any Intellectual Property Rights or (B) where Trulia or any Trulia subsidiary is obligated to pay more than $500,000 or has any material post-settlement obligations; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02. Conduct of Business by Zillow Pending the Mergers. Zillow agrees that, between the date of this Agreement and the Initial Effective Time, except as set forth in Section 5.02 of the Zillow Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by Law, unless Trulia shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the businesses of Zillow and the Zillow Subsidiaries shall be conducted only in, and Zillow and the Zillow Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and (y) Zillow shall use its commercially reasonable efforts to preserve the current relationships of Zillow and the Zillow Subsidiaries with customers, suppliers and other persons with which Zillow or any subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, as required by Law or as set forth in Section 5.02 of the Zillow Disclosure Schedule, neither Zillow nor any Zillow Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Trulia (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Zillow Subsidiary to Zillow or any other Zillow Subsidiary;

(c) repurchase, redeem or otherwise acquire, directly or indirectly, shares of capital stock of Zillow, other than repurchases made in connection with the termination of employment of employees of Zillow pursuant to Zillow Plans in place and disclosed to Trulia prior to the date of this Agreement;

(d) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(e) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(f) enter into or amend or waive any rights or obligations under any Contract or transaction with any affiliate, director, officer or stockholder of Zillow;

(g) issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of capital stock of Zillow or any Zillow Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Zillow or any Zillow Subsidiary (except for (i) equity issuances to employees in accordance with Section 5.02(g)(i) of the Zillow Disclosure Schedule, (ii) equity issuances to new hires in the ordinary course of business consistent with past practice, (iii) shares of Zillow Common Stock issuable pursuant to employee stock options, stock incentive rights or restricted stock units outstanding on the date hereof, (iv) shares of Zillow Common Stock issuable or issued in an underwritten offering, (v) shares of Zillow Common Stock issuable upon conversion of any convertible debt securities permitted to be issued pursuant to Section 5.02(h)(ii), or (vi) shares of Zillow Common Stock in connection with any acquisition (including by merger, consolidation, or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof) the issuance of which does not require the approval of holders of Zillow Common Stock;

(h) (i) incur any indebtedness for borrowed money in excess of $250 million in the aggregate, (ii) issue any debt securities, other than convertible debt securities in principal amount not to exceed $400 million in the aggregate issued in an underwritten offering, (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person (other than Zillow or any Zillow Subsidiary in connection with the incurrence of any indebtedness for borrowed money or issuance of any debt securities otherwise permitted hereby), or (iv) make any loans or advances, or grant any security interest in any of its assets (other than in connection with the incurrence of any indebtedness for borrowed money otherwise permitted hereby);

(i) establish, adopt, enter into or amend any employee benefit plan other than (i) plans assumed in connection with an acquisition, (ii) plan amendments to permit the issuance of HoldCo Common Stock and (iii) the adoption of a plan described in Section 5.02(i)(ii) of the Zillow Disclosure Schedule;

(j) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any material assets of Zillow or any Zillow Subsidiary, except for pledges and encumbrances in the ordinary course of business in connection with real and personal property leases and in the case of encumbrances, the granting of limited, non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;

(k) engage in any transaction that would require the approval of the Zillow shareholders; or

(l) announce an intention, enter into formal or informal agreement or otherwise make a commitment to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable (and in any event within 45 days) after the execution of this Agreement, (i) Zillow and Trulia shall prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Trulia relating to the meeting of Trulia’s stockholders (the “Trulia Stockholders’ Meeting”) to be held to consider adoption of this Agreement and to be sent to the shareholders of Zillow relating to the meeting of Zillow’s shareholders (the “Zillow Shareholders’ Meeting” and, together with Trulia Stockholders’ Meeting, the “Special Meetings”) to be held to consider approval of this Agreement (such proxy statement, as amended or supplemented, being referred to herein as the “Joint Proxy Statement”) and (ii) HoldCo shall prepare and cause to be filed with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Joint Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of HoldCo Class A Common Stock to be issued pursuant to the Mergers. The parties shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, HoldCo shall take all or any action required under any applicable federal or state securities laws (other than qualifying to do business in any jurisdiction in which it is not now so qualified) in connection with the issuance of shares of HoldCo Class A Common Stock pursuant to the Mergers. Each party shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. Each party shall advise the other party, promptly after they receive notice thereof, of any comments on the Joint Proxy Statement or the Registration Statement and responses thereto from, or requests for additional information by, the SEC and each shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments, responses or requests. Notwithstanding the foregoing, prior to filing the Joint Proxy Statement or the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests of the SEC with respect thereto, each party (x) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (y) shall include in such document or response all comments reasonably proposed by the other and (z) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Trulia, in connection with a Trulia Board Recommendation Change, or Zillow, in connection with a Zillow Board Recommendation Change, may amend or supplement the Joint Proxy Statement pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this clause

(z) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement if and solely to the extent that it contains (1) a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, (2) a statement of the reasons for such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, and (3) additional information reasonably related to the foregoing. Each party shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each party shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. As promptly as practicable after the Registration Statement shall have become effective, each of Trulia and Zillow shall mail the Joint Proxy Statement to its stockholders or shareholders, as applicable.

(b) Zillow covenants to Trulia that the information supplied by Zillow or HoldCo for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trulia and the shareholders of Zillow, (iii) the time of each of the Special Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Zillow or HoldCo, or their respective officers or directors, should be discovered by Zillow which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Zillow shall promptly inform Trulia. Zillow covenants to Trulia that all documents that Zillow or HoldCo is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(c) Trulia covenants to Zillow that the information supplied by Trulia for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Trulia and the shareholders of Zillow, (iii) the time of each of the Special Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Trulia or any Trulia Subsidiary, or their respective officers or directors, should be discovered by Trulia which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Trulia shall promptly inform Zillow. Trulia covenants to Zillow that all documents that Trulia is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02. Special Meetings. (a) Trulia shall duly call, give notice of, convene and hold Trulia Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement. Zillow shall duly call, give notice of, convene and hold the Zillow Shareholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement. Each of Trulia and Zillow shall use its reasonable best efforts to hold the Special Meetings on the same day as soon as practicable (and in any event within 45 days) after the date on which the Registration Statement becomes effective. Notwithstanding the foregoing, (i) each of Trulia and Zillow may adjourn or postpone its Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its stockholders or shareholders, as applicable, in advance of a vote on the adoption or approval, as applicable, of this Agreement, (ii) Trulia may adjourn or postpone its Special Meeting if, as of the time for which such Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting, and

(iii) Zillow shall adjourn or postpone its Special Meeting to the extent necessary to ensure that (x) a quorum is present and (y) the shares of Class B Common Stock represented by the Zillow Proxies (as defined in Section 6.02(b) below) are voted at such Special Meeting in the manner set forth in the Zillow Proxies. Each of Trulia and Zillow shall use its reasonable best efforts to solicit from its respective stockholders and shareholders proxies in favor of the adoption of this Agreement or in favor of the approval of this Agreement, as the case may be.

(b) Notwithstanding anything to the contrary set forth herein, Zillow shall (i) cause the officers of Zillow appointed as attorneys and proxies in each Irrevocable Proxy delivered by the parties to the Zillow Voting Agreements (the “Zillow Proxies”) to vote the shares of Zillow Class B Common Stock at the Zillow Shareholders’ Meeting to approve this Agreement and the transactions contemplated hereby, including the Zillow Merger, and to otherwise vote the shares of such Zillow Class B Common Stock in accordance with the Zillow Proxies at the Zillow Shareholders’ Meeting, and (ii) take all other actions necessary or advisable to effectuate the intent of the Zillow Proxies, including designating additional officers or directors of Zillow to act as substitute attorneys and proxies under the Zillow Proxies in the event that any of the officers listed therein are unwilling or unable to vote the shares of Zillow Class B Common Stock in accordance with the Zillow Proxies at the Zillow Shareholders’ Meeting.

(c) Subject to Section 8.01(j), each party hereto agrees that its obligations pursuant to this Section 6.02 shall not be affected by the public proposal, public disclosure or communication of any Competing Transaction Proposal, by the making of any Trulia Board Recommendation Change or Zillow Board Recommendation Change or the occurrence of an Intervening Event.

SECTION 6.03. Board Recommendations. (a) Subject to the terms of Section 6.03(b) and Section 6.03(c), (i)(A) the Trulia Board shall cause the Trulia Board Recommendation to be included in the Joint Proxy Statement and (B) neither the Trulia Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Zillow, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Zillow, the Trulia Board Recommendation (a “Trulia Board Recommendation Change”) and (ii) the Zillow Board shall cause the Zillow Board Recommendation to be included in the Joint Proxy Statement and (B) neither the Zillow Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Trulia, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Trulia, the Zillow Board Recommendation (a “Zillow Board Recommendation Change”).

(b) Notwithstanding Section 6.03(a), but subject to the provisions of this Section 6.03(b), (x) the Trulia Board may, at any time prior to receipt of the Trulia Stockholder Approval, effect a Trulia Board Recommendation Change, and (y) the Zillow Board may, at any time prior to receipt of the Zillow Shareholder Approval, effect a Zillow Board Recommendation Change (the party whose Board is making such Recommendation Change, the “Subject Party”), if:

(i) the Board of the Subject Party has received a bona fide, written Competing Transaction Proposal that (A) did not result from a breach of Section 6.05 and (B) constitutes a Superior Proposal;

(ii) the Board of the Subject Party determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the non-Subject Party pursuant to clause (iv) below), that, in light of such Superior Proposal, the failure of the Board of the Subject Party to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

(iii) prior to effecting such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as the case may be, the applicable Board shall have given the non-Subject Party at least five calendar days’ notice thereof (which notice shall include the most current version of such definitive agreement and, to the extent not included therein, the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal) and the opportunity to meet with the

Subject Party, its financial advisor and its outside legal counsel during such five day period, all with the purpose and intent of enabling Zillow and Trulia to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (including the Mergers) may be effected; and

(iv) the non-Subject Party shall not have made, within five calendar days after receipt of the written notice required pursuant to clause (iii) above, a binding irrevocable counter-offer or proposal capable of being accepted by the Subject Party that the Subject Party Board determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders or shareholders, as applicable, as such Superior Proposal (it being understood that any change to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice pursuant to clause (iii) above and a new three calendar day period pursuant to this clause (iv)) (it being further understood that there may be multiple extensions of such three calendar day period).

(c) Notwithstanding Section 6.03(a), but subject to the provisions of this Section 6.03(c), in response to an Intervening Event (x) the Trulia Board may, at any time prior to receipt of the Trulia Stockholder Approval, effect a Trulia Board Recommendation Change, and (y) the Zillow Board may, at any time prior to receipt of the Zillow Shareholder Approval, effect a Zillow Board Recommendation Change, if:

(i) the Intervening Event does not involve the receipt of an offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Competing Transaction Proposal” (which, for purposes of this clause (i), shall be read without reference to the percentage thresholds set forth in the definition thereof);

(ii) the applicable Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the other party pursuant to clause (iv) below) that, in light of such Intervening Event, the failure of such Board to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law;

(iii) prior to effecting such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as the case may be, the applicable Board shall have given the other party at least five business days’ prior written notice thereof, which notice shall specify in reasonable detail the facts underlying such Board’s determination that an Intervening Event has occurred and the rationale and basis for such Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, and the opportunity to meet with such Board and its outside legal counsel during such five day period, all with the purpose and intent of enabling Zillow and Trulia to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (including the Mergers) may be effected; and

(iv) following the expiration of the five business day period after receipt of the written notice required pursuant to clause (iii) above, the applicable Board determines in good faith, after consultation with outside legal counsel, and after giving good faith consideration to any counter-offer or proposal from the other party that, in light of such Intervening Event, the failure of such Board to make a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(d) Each of (i) the Trulia Board, with respect to any Trulia Board Recommendation Change, and (ii) the Zillow Board, with respect to any Zillow Board Recommendation Change, shall ensure that any such recommendation change: (A) does not change or otherwise affect the approval of this Agreement or any other approval related thereto by Trulia Board or the Zillow Board, as applicable; and (B) does not have the effect of causing any Takeover Law to be applicable to this Agreement, the Voting Agreements, the Mergers or any of the other transactions contemplated hereby or thereby. The parties shall keep confidential any proposals made by the other party to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any SEC Report or as otherwise required under applicable Law.

(e) Nothing in this Agreement shall prohibit the Trulia Board or the Zillow Board from taking and disclosing to its stockholders or shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that any statement(s) made by such Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement; and provided further, that any such statements (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Trulia Board Recommendation Change or Zillow Board Recommendation Change, as applicable, unless the Trulia Board or the Zillow Board, as applicable, expressly publicly reaffirms the Trulia Board Recommendation or the Zillow Board Recommendation Change, as applicable, in connection with such statement.

SECTION 6.04. Access to Information; Confidentiality. (a) Subject to applicable Law, from the date of this Agreement until the Effective Time, Trulia and Zillow shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisor, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (x) no party shall be required to afford such access if it would unreasonably disrupt its operations, (y) a party may withhold any document or information the disclosure of which would cause a violation of any agreement to which it or any of its subsidiaries is a party (provided that such party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (z) a party may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that such party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege)). If any material is withheld pursuant to the immediately preceding sentence or in accordance with applicable Law, the withholding party shall, to the extent possible without violating an agreement or applicable Law or risking a loss of legal privilege, inform the other party as to the general nature of what is being withheld.

(b) All information obtained by the parties pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated July 10, 2014 (the “Confidentiality Agreement”), between Zillow and Trulia.

(c) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.05. No Solicitation of Transactions. (a) Except as otherwise provided in this Section 6.05, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, each party hereto shall not, and shall not authorize or knowingly permit its Representatives to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, or (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person (whether or not a person making a Competing Transaction Proposal) with respect to, any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal. Each party hereto shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, request the prompt return or destruction of all confidential information previously furnished any such person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Neither the Trulia Board (or any committee thereof) nor the Zillow Board (or any committee thereof) shall adopt, or propose publicly to adopt, or allow Trulia or any Trulia Subsidiary or

Zillow or any Zillow Subsidiary, as the case may be, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than a confidentiality agreement referred to in this Section 6.05(a)) relating to any Competing Transaction Proposal. Notwithstanding the foregoing, at any time prior to obtaining Trulia Stockholder Approval, in the case of the Trulia Board, and Zillow Shareholder Approval, in the case of the Zillow Board, the Board of Directors of Zillow or Trulia, as the case may be, may, in response to receipt of a bona fide written Competing Transaction Proposal that such Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized standing) constitutes or is reasonably expected to result in a Superior Proposal, and which Competing Transaction Proposal did not result from a breach of this Section 6.05(a), subject to compliance with Section 6.05(c), (x) furnish (or cause to be furnished) information with respect to Trulia and its subsidiaries or Zillow and its subsidiaries, as applicable, to the person making such Competing Transaction Proposal (and its Representatives) (provided that all such information has previously been provided to the other party or is provided to the other party prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than with respect to “standstill” provisions), and (y) participate in discussions regarding the terms of such Competing Transaction Proposal and the negotiation of such terms with, and only with, the person or persons making such Competing Transaction Proposal (and such person’s or persons’ Representatives and financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.05(a) by a party’s Subsidiary or any of such Party’s or its Subsidiaries’ Representatives shall constitute a breach of this Section 6.05(a) by such party.

(b) As used in this Agreement:

A “Competing Transaction Proposal” means any bona fide proposal or offer (whether or not in writing) from a third party (other than Zillow or HoldCo or any of their respective subsidiaries) with respect to any of the following (other than the Mergers and the other transactions contemplated hereby): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Trulia or any Trulia Subsidiary or Zillow or any Zillow Subsidiary, as the case may be; (ii) any sale, lease, exchange, transfer or other disposition of 15% or more of the consolidated assets of Trulia and the Trulia Subsidiaries or of Zillow and the Zillow Subsidiaries, as the case may be; (iii) any issuance, sale or other disposition of 15% or more of the total outstanding voting power of Trulia or any Trulia Subsidiary or of Zillow or any Zillow Subsidiary, as the case may be; (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person (or the stockholders of any person) acquiring, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of Trulia or any Trulia Subsidiary or of Zillow or any Zillow Subsidiary, as the case may be; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Mergers.

A “Superior Proposal” means any bona fide written offer from a third party (other than Zillow or HoldCo or any of their respective subsidiaries) that, if consummated, would result in such person (or, in the case of a direct merger, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of Trulia or Zillow, as the case may be, or all or substantially all the assets of Trulia and its subsidiaries, taken as a whole, or Zillow and its subsidiaries, taken as a whole, as the case may be, and which offer, in the good faith judgment of the applicable Board (after consultation with outside legal counsel and a financial advisor of nationally recognized standing), is more favorable to its stockholders or shareholders, as applicable, than the Mergers and the other transactions contemplated hereby (taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any changes to the terms of this Agreement proposed by the other party in response to such Superior Proposal or otherwise)).

(c) In addition to the obligations set forth in Section 6.05(a), each party shall promptly, and in any event within 24 hours of obtaining knowledge of the receipt thereof, advise the other party in writing of any

Competing Transaction Proposal or any inquiry or proposal that may reasonably be expected to lead to a Competing Transaction Proposal, the material terms and conditions of any such Competing Transaction Proposal (including any changes thereto) and the identity of the person making any such Competing Transaction Proposal. The receiving party shall (i) keep the other party informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms thereof) of any Competing Transaction Proposal and (ii) provide to the other party as soon as practicable after receipt or delivery thereof all drafts of agreements relating to any Competing Transaction Proposal and any written proposals containing any material terms of a Competing Transaction Proposal or a counterproposal to a Competing Transaction Proposal, in each case exchanged between any of the receiving party or any of its subsidiaries or any of the receiving party or its subsidiaries’ Representatives, on the one hand, and the person making any such Competing Transaction Proposal or any of its affiliates or any of their Representatives, on the other hand.

SECTION 6.06. Employee Benefits Matters. (a) HoldCo hereby agrees that, for a period of 12 months immediately following the Effective Time, it shall, or shall cause the Trulia Surviving Corporation to, (i) provide for each employee of Trulia and Trulia Subsidiary an annual base salary or annual wage rate that is no less favorable than the annual base salary or annual base wage rate provided to such employee immediately prior to the Effective Time, and (ii) maintain the employee benefit and compensation plans for the benefit of the employees of Trulia and Trulia Subsidiaries which, in the aggregate, will provide compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to the employees under the employee benefit and compensation plans of Trulia and Trulia Subsidiaries as in effect immediately prior to the Effective Time.

(b) From and after the Effective Time, HoldCo shall, or shall cause the Trulia Surviving Corporation to, honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of Trulia and Trulia Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of Trulia or any Trulia Subsidiary to the extent set forth on Section 6.06(b) of the Trulia Disclosure Schedule. HoldCo shall use commercially reasonable efforts to ensure that employees of Trulia or any Trulia Subsidiary receive credit for purposes of eligibility to participate in and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by HoldCo or the Trulia Surviving Corporation in which the employees of Trulia or Trulia Subsidiaries participate after the Effective Time for service accrued or deemed accrued prior to the Effective Time with Trulia or any Trulia Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, HoldCo shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Zillow or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of Trulia and its subsidiaries in the calendar year in which the Effective Time occurs.

(c) No provision of this Section 6.06 shall be construed as a limitation on the right of HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary, or to cause HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary to, amend or terminate any employee benefit plan that HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary would otherwise have under the terms of the plan, nor shall any provision of this Section 6.06 be construed to require the continuation of the employment of any particular employee. The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 6.06, and nothing herein shall be construed as an amendment to any employee benefit plan of HoldCo, the Surviving Corporations, Zillow or any Zillow Subsidiary or other compensation or benefit plan or arrangement for any purpose.

(d) Prior to the Effective Time, but in no event later than five (5) business days prior to the Effective Time, Trulia shall have provided to Zillow calculations prepared by a nationally recognized accounting firm regarding any “excess parachute payments” as defined in Section 280G(b)(1) of the Code that Trulia, any Trulia

Subsidiary, Zillow, any Zillow Subsidiary or HoldCo will be obligated to pay as a result of the consummation of the Mergers (either alone or in combination with another event).

(e) Prior to the Effective Time, without the prior approval of the Trulia Board, HoldCo, Zillow and the Zillow Subsidiaries shall not (i) engage in discussions or negotiations with any Trulia executive officer regarding the terms or conditions of his or her employment following the Closing, including any compensation, retention arrangements (including equity incentive grants), severance or other similar benefits, or (ii) enter into any agreement, arrangement or understanding (whether written or oral, formal or informal) with any Trulia executive officer with respect to such matters.

SECTION 6.07. Directors’ and Officers’ Indemnification and Insurance. (a) All rights to indemnification existing as of the date of this Agreement in favor of the current or former directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary for their acts and omissions occurring prior to the Effective Time, as provided in the Certificates of Incorporation, By-laws and equivalent organizational documents of Trulia and the Trulia Subsidiaries (as in effect as of the date of this Agreement), shall survive the Trulia Merger and shall be honored by the Trulia Surviving Corporation and its subsidiaries to the fullest extent available under applicable Law for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such rights within such six-year period shall continue to be subject to this Section 6.07(a) and the indemnification rights provided hereunder until the disposition of such claim. In furtherance of the foregoing, the Certificates of Incorporation, By-laws and equivalent organizational documents of the Trulia Surviving Corporation and the Trulia Subsidiaries shall contain provisions no less favorable in the aggregate with respect to indemnification than are set forth in the Certificates of Incorporation, By-laws and equivalent organizational documents of Trulia and the Trulia Subsidiaries (as in effect as of the date of this Agreement), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary, unless such modification shall be required by Law. The Trulia Surviving Corporation shall (and HoldCo shall cause the Trulia Surviving Corporation to) fulfill and honor in all respects the obligations of Trulia and the Trulia Subsidiaries pursuant to the indemnification agreements between Trulia or any Trulia Subsidiary and any current or former directors, officers, employees, fiduciaries or agents of Trulia or any Trulia Subsidiary (as in effect as of the date of this Agreement).

(b) The Trulia Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Trulia (provided that the Trulia Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable in the aggregate) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Trulia Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 250% of current annual premiums paid by Trulia for such insurance. In lieu of the foregoing, prior to the Effective Time, Trulia may in its discretion purchase, and Zillow or HoldCo may in its discretion purchase if Trulia declines to do so, a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to Trulia’s current directors’ and officers’ insurance policy carrier(s) and on terms and conditions not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Trulia with respect to matters occurring up to the Effective Time; provided, however, that without Zillow’s consent (not to be unreasonably withheld, delayed or conditioned), the cost of such “tail” policy shall not exceed an amount equal to 250% of current annual premiums paid by Trulia for such insurance. If a “tail” policy is obtained prior to the Effective Time, the Trulia Surviving Corporation shall (and HoldCo shall cause the Trulia Surviving Corporation to) maintain such policy in full force and effect for its full term and continue to honor the obligations thereunder.

(c) In the event the Trulia Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Trulia Surviving Corporation or, at HoldCo’s option, HoldCo shall assume the obligations set forth in this Section 6.07.

(d) The provisions of this Section 6.07 shall (i) survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 6.08. Insurance Policies. Trulia shall take all commercially reasonable actions to ensure that all of its current and legacy insurance policies are available for the benefit of the Trulia Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Effective Time and is not made known until after the Effective Time.

SECTION 6.09. Section 16 Matters. Prior to the Initial Effective Time, Trulia, Zillow and HoldCo each shall take all such steps as may be required to cause (a) any dispositions of Trulia Common Stock or Zillow Common Stock (including derivative securities with respect to Trulia Common Stock or Zillow Common Stock) resulting from the Mergers and the other transactions contemplated hereby by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Trulia or Zillow immediately prior to the Initial Effective Time or Effective Time, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of HoldCo Common Stock (including derivative securities with respect to HoldCo Common Stock) resulting from the Mergers and the other transactions contemplated hereby by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HoldCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.10. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within 15 business days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Mergers and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Mergers, including using its reasonable best efforts to (A) obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Trulia or Zillow or their subsidiaries as are necessary for the consummation of the Mergers and to fulfill the conditions thereto, and (B) defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Mergers as promptly as practicable and in any event by the Outside Date.

(b) Each party shall keep the other party apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated hereby, including promptly notifying the other party of any communication it or any of its affiliates receives from any Governmental Authority relating to any review or investigation of the transactions contemplated hereby under the HSR Act or any other applicable Competition Laws and shall permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. Neither party shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call or discussion. The parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that materials may be redacted (i) as necessary to comply with contractual arrangements, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Neither party shall enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other Competition Law applicable to the transaction contemplated hereby, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

SECTION 6.11. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Mergers from qualifying, as reorganizations within the meaning of Section 368(a) of the Code. Following the Effective Time, none of HoldCo, the Surviving Corporations or any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Mergers to fail to qualify as reorganizations within the meaning of Section 368(a) of the Code.

SECTION 6.12. Obligations of HoldCo, Zillow Merger Sub and Trulia Merger Sub. (a) HoldCo shall take all action necessary to cause Zillow Merger Sub and Trulia Merger Sub to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

(b) HoldCo shall cause Zillow Merger Sub and Trulia Merger Sub to be duly and validly incorporated in the States of Washington and Delaware, respectively, as soon as practicable after the date of this Agreement. Promptly following the incorporation and organization of each of Zillow Merger Sub and Trulia Merger Sub, such entity shall duly and validly (i) authorize the execution of a joinder to this Agreement in such form as reasonably agreed upon by the parties hereto for purposes of effecting the transactions contemplated hereby, and (ii) execute and deliver such joinder to each of Zillow, HoldCo and Trulia. Each of Zillow Merger Sub and Trulia Merger Sub shall be formed solely for the purpose of engaging in the transactions contemplated by this Agreement, shall engage in no other business activities and shall conduct its operations only as contemplated by this Agreement.

SECTION 6.13. Listing of HoldCo Common Stock. HoldCo shall promptly prepare and submit to NASDAQ a listing application covering the shares of HoldCo Class A Common Stock to be issued in the Mergers, and shall use its reasonable best efforts to obtain, prior to the Initial Effective Time, approval for the listing of such HoldCo Class A Common Stock, subject to official notice of issuance, and Trulia shall cooperate with respect to such listing.

SECTION 6.14. Public Announcements. Except with respect to any Trulia Board Recommendation Change or Zillow Board Recommendation Change made in accordance with the terms of this Agreement, Zillow and Trulia will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Trulia and Zillow agree that the initial press release to be issued with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby shall be in the form heretofore agreed to by each of Zillow and Trulia. Notwithstanding the foregoing sentences of this Section 6.14, Zillow and Trulia may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.

SECTION 6.15. Convertible Senior Notes.

(a) Trulia and, following the Effective Time, HoldCo, shall not cause an “Event of Default” under the terms of, and as such term is defined in, the Indenture, dated as of December 17, 2013 (the “Indenture”), between Trulia and Wells Fargo Bank, National Association (the “Trustee”), governing Trulia’s 2.75% Convertible Senior Notes due 2020 (the “Convertible Senior Notes”) and HoldCo shall otherwise comply with, or cause the Trulia Surviving Corporation to comply with, all of its respective obligations and duties under the terms of the Indenture.

(b) HoldCo shall enter into a supplemental indenture in respect of the Convertible Senior Notes containing the provisions required by the Indenture, including a provision that, at the Effective Time, (i) each outstanding Convertible Senior Note will no longer be convertible into shares of Trulia Common Stock and will be convertible solely into shares of HoldCo Class A Common Stock, pursuant to, and in accordance with, the terms of the Indenture, and (ii) HoldCo shall guarantee all of the obligations of Trulia under the Convertible Senior Notes and the Indenture.

SECTION 6.16. Litigation Related to the Mergers. Without limiting in any way the respective obligations of Trulia and Zillow under this Agreement, each of Trulia and Zillow shall give the other the reasonable opportunity to participate in the defense or settlement of any shareholder or stockholder claim or Action (including any class action or derivative litigation) against such party or its officers or directors relating to the Mergers and the other transactions contemplated hereby, and Trulia shall not settle or enter into any agreement or arrangement with any stockholder in respect of any such claim or Action without the prior written consent of Zillow (such consent not to be unreasonably withheld, conditioned or delayed). Each of Trulia and Zillow shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against such claim or Action.

SECTION 6.17. Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby, then each of Trulia and Zillow and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Law inapplicable to the foregoing.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of Trulia, Zillow and HoldCo to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Shareholder and Stockholder Approvals. The Zillow Shareholder Approval and Trulia Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(d) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(e) Listing. The shares of HoldCo Class A Common Stock to be issued in the Mergers shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

SECTION 7.02. Conditions to the Obligations of Zillow and HoldCo. The obligations of Zillow and HoldCo to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Trulia set forth in this Agreement (other than the representations and warranties set forth in Section 3.01, 3.03(a) and Section 3.04) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any failure to be so true and correct as would not constitute a Trulia Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.01 and Section 3.04 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and (iii) the representations and warranties set forth in Section 3.03(a) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except where failure to be so true and correct is to a de minimis extent; except in the case of each of the foregoing clauses (i)-(iii) to the extent a representation or warranty is only as of a particular date (the accuracy of which shall be determined as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Trulia set forth in this Agreement for purposes of this Section 7.02(a), all “Trulia Material Adverse Effect” and “materiality” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. Trulia shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. Trulia shall have delivered to Zillow a certificate, dated the Closing Date, signed by an executive officer of Trulia, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect. No Trulia Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(e) Legal Proceedings. There shall not be pending any Action by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Mergers or the performance of any of the other transactions contemplated by this Agreement or the Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose on Zillow, Trulia or any of their respective subsidiaries (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Zillow, Trulia or any of their respective subsidiaries, (B) the imposition of any limitation or regulation on the ability of Zillow to freely conduct its business or own such assets or (C) the holding separate of the shares of Trulia Common Stock or any limitation or regulation on the ability of Zillow to exercise full rights of ownership of the shares of Trulia Common Stock or to effectively control the business or operations of Trulia and Trulia Subsidiaries, or (iii) if adversely determined, would reasonably be likely to have a Material Adverse Effect on Trulia or Zillow.

(f) Other. Trulia shall have completed the action set forth on Schedule 7.02(f) of the Trulia Disclosure Schedule.

SECTION 7.03. Conditions to the Obligations of Trulia. The obligations of Trulia to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Zillow set forth in this Agreement (other than the representations and warranties set forth in Section 4.01, 4.03(a) and Section 4.04) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any failure to be so true and correct as would not constitute a Zillow Material Adverse Effect, and (ii) each of the representations and warranties set forth in Section 4.01, 4.03 and Section 4.04 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date; and (iii) the representations and warranties set forth in Section 4.03(a) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except where failure to be so true and correct is to a de minimis extent; except in the case of each of the foregoing clauses (i)-(iii) to the extent a representation or warranty is only as of a particular date (the accuracy of which shall be determined as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Zillow set forth in this Agreement for purposes of this Section 7.03(a), all “Zillow Material Adverse Effect” and “materiality” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded.

(b) Agreements and Covenants. Zillow and HoldCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Zillow shall have delivered to Trulia a certificate, dated the Closing Date, signed by an executive officer of Zillow, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Material Adverse Effect. No Zillow Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the Initial Effective Time, notwithstanding receipt of Trulia Stockholder Approval, as follows:

(a) by mutual written consent of Zillow and Trulia duly authorized by the Zillow Board and Trulia Board; or

(b) by either Zillow or Trulia if the Initial Effective Time shall not have occurred on or before January 28, 2016 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Effective Time to occur on or before the Outside Date; or

(c) by either Zillow or Trulia if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise prohibiting consummation of the Mergers; or

(d) by Zillow, in the event that (i) a Trulia Board Recommendation Change shall have occurred (it being understood and agreed that any written notice of Trulia’s intention to make a Trulia Board Recommendation Change prior to effecting such Trulia Board Recommendation Change in accordance with Section 6.03(b) or (c) shall not result in Zillow having any termination rights pursuant to this Section 8.01(d)), (ii) Trulia shall have failed to cause the Trulia Board Recommendation to be included in the Joint Proxy Statement, (iii) the Trulia Board shall have recommended to its stockholders a Competing Transaction Proposal or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction Proposal, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Trulia shall have been commenced, and Trulia Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act), or (v) Trulia shall have breached (or be deemed, pursuant to the terms hereof, to have breached) the provisions of Section 6.05 (other than an inadvertent and immaterial breach that does not result in a Competing Transaction Proposal in respect of Trulia); or

(e) by Trulia, in the event that (i) a Zillow Board Recommendation Change shall have occurred (it being understood and agreed that any written notice of Zillow’s intention to make a Zillow Board Recommendation Change prior to effecting such Zillow Board Recommendation Change in accordance with Section 6.03(c) shall not result in Trulia having any termination rights pursuant to this Section 8.01(e)), or (ii) Zillow shall have failed to cause the Zillow Board Recommendation to be included in the Joint Proxy Statement, (iii) the Zillow Board shall have recommended to its shareholders a Competing Transaction Proposal or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction Proposal, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Zillow shall have been commenced, and the Zillow Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act), or (v) Zillow shall have breached (or be deemed, pursuant to the terms hereof, to have breached) the provisions of Section 6.05 (other than an inadvertent and immaterial breach that does not result in a Competing Transaction Proposal in respect of Zillow); or

(f) by either Zillow or Trulia if the Trulia Stockholder Approval is not obtained at Trulia Stockholders’ Meeting (unless such Trulia Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof); or

(g) by Trulia if the Zillow Shareholder Approval is not obtained at the Zillow Shareholders’ Meeting (unless such Zillow Shareholders’ Meeting has been adjourned in order to distribute a supplement or amendment to the Joint Proxy Statement, in which case at the final adjournment thereof); or

(h) by Zillow, if Trulia shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Trulia contained herein shall have failed to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Trulia, as the case may be, within 30 days after receiving written notice from Zillow; or

(i) by Trulia, if Zillow or HoldCo shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Zillow or HoldCo contained herein shall have failed to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the Outside Date or is not cured by Zillow or HoldCo, as the case may be, within 30 days after receiving written notice from Trulia; or

(j) by Trulia, if at any time prior to receipt of the Trulia Stockholder Approval, the Trulia Board authorizes Trulia, after compliance with the terms of Section 6.03(b), to enter into a definitive agreement in respect of a Superior Proposal with a third party; provided that such Superior Proposal did not result from a breach by Trulia (or a deemed breach by Trulia pursuant to the terms hereof) of the provisions of Section 6.05; and provided further that concurrently with, and as a condition precedent to, such termination, Trulia pays the Termination Fee to Zillow in accordance with Section 8.03(b) and enters into such definitive agreement in respect of a Superior Proposal.

SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided that any breach of Section 6.02(a)(iii) or Section 6.02(b) by Zillow shall be deemed to be a willful and intentional breach of its covenants and agreements set forth therein and Trulia shall be entitled to seek all available remedies (both in equity and in law) with respect thereto (it being understood and agreed that the Shareholder Fee shall not be deemed liquidated damages for any such breach, and Trulia may pursue all remedies (both in equity and in law) notwithstanding that the Shareholder Fee has been paid or may be payable by Zillow with respect to such breach).

SECTION 8.03. Fees and Expenses. (a) Except as set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that (i) Trulia and Zillow shall each pay one-half of all Expenses relating to (A) printing and mailing the Joint Proxy Statement and (B) the filing fee for the Notification and Report Forms filed under the HSR Act and (ii) Zillow shall pay all Expenses relating to the filing fee incurred in connection with the Registration Statement. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

(b) Trulia agrees that:

(i) if Zillow terminates this Agreement pursuant to Section 8.01(d); or

(ii) if (A) Zillow or Trulia terminates this Agreement pursuant to Section 8.01(f), (B) prior to Trulia Stockholders’ Meeting a Competing Transaction Proposal shall have become known to the public or been publicly announced with respect to Trulia and not publicly withdrawn, and (C) within 12 months after the date of such termination, Trulia enters into a definitive agreement providing for a Third Party Acquisition that is subsequently consummated (either during such 12-month period or thereafter) or consummates a Third Party Acquisition; or

(iii) if (A) Zillow or Trulia terminates this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction Proposal shall have become known to the public or been publicly announced with respect to Trulia and not publicly withdrawn, and (C) within 12 months after the date of such termination, Trulia enters into a definitive agreement providing for a Third Party Acquisition that is subsequently consummated (either during such 12-month period or thereafter) or consummates a Third Party Acquisition (the payment of the Termination Fee by Trulia under this Section 8.03(b)(iii) shall not obviate the need for Zillow to pay the Regulatory Fee under Section 8.03(c)(iii) if the conditions for payment thereof have been satisfied); or

(iv) if Trulia terminates the Agreement pursuant to Section 8.01(j);

then Trulia shall pay to Zillow promptly (but in any event no later than one business day after the first of such events shall have occurred or, in the case of Section 8.03(b)(iv), concurrently with, and as a condition precedent to, the termination of this Agreement pursuant to Section 8.01(j)) a fee of $69.8 million (the “Termination Fee”), which amount shall be payable in immediately available funds.

(c) Zillow agrees that:

(i) if Trulia terminates this Agreement pursuant to Section 8.01(e), then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) the Termination Fee, which amount shall be payable in immediately available funds;

(ii) if Trulia terminates this Agreement pursuant to Section 8.01(g), then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) a fee of $150 million (the “Shareholder Fee”), which amount shall be payable in immediately available funds; or

(iii) in the event that this Agreement is terminated by, (A) either Zillow or Trulia pursuant to Section 8.01(c) in connection with any injunction, order, decree or ruling related to the HSR Act, any other applicable Competition Laws or related consents or approvals, (B) either Zillow or Trulia pursuant to Section 8.01(b) and at the time of such termination, any of the conditions set forth in Section 7.01(c), Section 7.01(d) or Section 7.02(e) shall not have been satisfied, or (C) Trulia pursuant to Section 8.01(i) due to a material breach by Zillow of its obligations under Section 6.10, then Zillow shall pay to Trulia promptly (but in any event no later than one business day after such termination) a fee of $150 million (the “Regulatory Fee”), which amount shall be payable in immediately available funds (the payment of the Regulatory Fee by Zillow under this Section 8.03(c)(iii) shall not obviate the need for Trulia to pay the Termination Fee under Section 8.03(b)(iii) if the conditions for payment thereof have been satisfied).

(d) Each of Zillow and Trulia acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that Zillow or Trulia, as the case may be, shall fail to pay the Termination Fee, the Shareholder Fee, the Regulatory Fee or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee, the Shareholder Fee, the Regulatory Fee and Expenses, commencing on the date that the Termination Fee, the Shareholder Fee, the Regulatory Fee or such Expenses became due, at a rate equal to the Prime Rate (as published in the “Money Rates” section of The Wall Street Journal) plus 1.00%. Each of Zillow and Trulia agrees that the payments provided for in this Section 8.03 shall be the sole and exclusive remedies of the parties upon a termination of this Agreement and such remedies shall be limited to the sums stipulated in this Section 8.03 regardless of the circumstances giving rise to such termination; provided, however, that nothing in this Section 8.03(d) shall relieve any party from liability for any willful or intentional breach of this Agreement.

(e) “Third Party Acquisition” means any transaction described in the definition of a “Competing Transaction Proposal” except that all references to “15%” therein shall be deemed to be references to “50%”.

SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Trulia Stockholder Approval and the Zillow Shareholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Trulia Common Stock or Zillow Common Stock shall be converted upon consummation of the Mergers or that would otherwise require the approval of the Trulia stockholders or the Zillow shareholders under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.04(b), 6.07 and 6.11 and this Article IX shall survive the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (receipt confirmed), by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Zillow or HoldCo:

Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Attention: Chief Operating Officer

Facsimile:

Email:

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Peter D. Lyons

Facsimile: (212) 848-7179

Email: plyons@shearman.com

and

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

Attention: Steve L. Camahort

Facsimile: (415) 616-1199

Email: steve.camahort@shearman.com

if to Trulia:

Trulia, Inc.

116 New Montgomery St. #116

San Francisco, CA 94105

Attention: Chief Executive Officer

Attention: General Counsel

Facsimile:

Email:

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Michael S. Ringler

Facsimile: (415) 947-2011

Email: mringler@wsgr.com

and

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn: Rezwan D. Pavri

Facsimile: (650) 853-1038

Email: rpavri@goodwinprocter.com

and

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Lisa R. Haddad

Facsimile: (617) 523-1231

Email: lhaddad@goodwinprocter.com

SECTION 9.03. Certain Definitions. (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, San Francisco, CA or Seattle, WA.

“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Contract” shall mean any contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or binding arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrance” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means: (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HoldCo Class A Common Stock” means Class A common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Class B Common Stock” means Class B common stock, par value $0.0001 per share, of HoldCo.

“HoldCo Common Stock” means HoldCo Class A Common Stock and HoldCo Class B Common Stock.

“Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, including business information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of technology, (vi) rights in domain names, URL and other internet-related properties, (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (viii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

“Intervening Event” means, with respect to any person, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by such person’s Board of Directors as of or prior to the date of this Agreement.

“Knowledge” means, with respect to Trulia or Zillow, the actual knowledge of any executive officer of Trulia or Zillow, as applicable.

“Material Adverse Effect” means, with respect to any person, any event, circumstance, change, effect, development or condition that, individually or considered together with all other circumstances, changes, effects, developments and conditions, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such person and its subsidiaries, taken as a whole, or (ii) materially and adversely affects or materially delays, or would be reasonably expected to materially and adversely affect or materially delay, the ability of such person to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (A) events, circumstances, changes, effects, developments or conditions that generally affect the industries in which such person and its subsidiaries, taken as a whole, operate (including legal and regulatory changes), (B) general economic, market, business, regulatory or political conditions (or changes therein) or events, circumstances, changes, effects or developments affecting the securities, credit, financial or other capital markets generally, (C) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby or the identity of the other parties hereto (including, in each case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, licensors, licensees or employees), (D) any change in the market price or trading volume of such person’s securities or in its credit ratings (provided that, to the extent not the subject of any of the other exceptions herein, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), (E) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (F) the failure by such person to meet any estimates, expectations, projections or budgets (provided that, to the extent not the subject of any of the other exceptions herein, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), (G) any acts of terrorism or war (whether or not declared) occurring after the date hereof, including any worsening thereof, (H) natural disasters, and (I) any action taken or omitted to be taken at the written request of the other party hereto or in accordance with the express terms of this Agreement, except in the cases of clauses (A), (B), (E) (G) and (H) to the extent and only to the extent that such circumstance, change, effect, development or condition has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, compared with other persons operating in the industries in which such person and its subsidiaries operate.

“Open Source Code” shall mean software or software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in Source Code form under terms of an Open Source License.

“Open Source License” shall mean any license for “free software” or “open source software” including the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other license that is defined as “Open Source License” by the organization known as the Open Source Initiative (www.opensource.org).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.

“Return(s)” means all U.S. federal, state, local, foreign, and other returns, forms, declarations, elections, claims for refund, statements and reports relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Source Code” shall mean software and code, which may be printed out or displayed in human readable form or from which object or other executable code can be derived by compilation or otherwise.

“subsidiary” or “subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other subsidiaries of such person, (ii) a partnership of which such person, or one or more other subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Trulia Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by Trulia or any Trulia Subsidiary.

“Trulia Material Adverse Effect” means a Material Adverse Effect with respect to Trulia.

“Trulia Plans” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, equity or equity-based, annual or long-term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change in control, tax-gross up, retention or other contracts or agreements to which Trulia or any Trulia Subsidiary is a party, with respect to which Trulia or any Trulia Subsidiary currently has any obligation or which are maintained, contributed to or sponsored by Trulia or any Trulia Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor or consultant of Trulia or any Trulia Subsidiary, (ii) each employee benefit plan for which Trulia or any Trulia Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Trulia or any Trulia Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Trulia or any Trulia Subsidiary and any employee of Trulia or any Trulia Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Trulia or any Trulia Subsidiary.

“Trulia Product” means any product or service or other Technology that is currently being or at any time has been supported, marketed, distributed, licensed, sold or made available (including as a software product or application, as part of a service bureau, cloud, or time-sharing, application service, software-as-a-service or similar arrangement or otherwise) by or on behalf of Trulia or any Trulia Subsidiary.

“Trulia Subsidiary” means a subsidiary of Trulia.

“Takeover Law” means any “control share acquisition,” “fair price,” “moratorium” or other antitakeover Law (including Section 23B.19 of the WBCA and Section 203 of the DGCL).

“Tax Authority” means any U.S. federal, state, local, or foreign Tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Taxes, Tax adjustments or collect unpaid Taxes of any person.

“Taxes” shall mean any and all U.S. federal, state, local, foreign or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Technology” shall mean any or all of the following tangible items and any and all instantiations of the following in any form and embodied in any media: (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) tools, methods and processes, and (vii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools.

“Zillow Common Stock” means Zillow Class A Common Stock and Zillow Class B Common Stock.

“Zillow Intellectual Property” means any and all Technology and Intellectual Property Rights that are owned or purported to be owned by Zillow or any Zillow Subsidiary.

“Zillow Material Adverse Effect” means a Material Adverse Effect with respect to Zillow.

“Zillow Plans” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity or equity-based, annual or long-term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, tax gross-up, retention or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which Zillow or any Zillow Subsidiary is a party, with respect to which Zillow or any Zillow Subsidiary currently has any obligation or which are maintained, contributed to or sponsored by Zillow or any Zillow Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor or consultant of Zillow or any Zillow Subsidiary, (ii) each employee benefit plan for which Zillow or any Zillow Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Zillow or any Zillow Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Zillow or any Zillow Subsidiary and any employee of Zillow or any Zillow Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Zillow or any Zillow Subsidiary.

“Zillow Product” means any product or service or other Technology that is currently being or at any time has been supported, marketed, distributed, licensed, sold or made available (including as a software product or application, as part of a service bureau, cloud, or time-sharing, application service, software-as-a-service or similar arrangement or otherwise) by or on behalf of Zillow or any Zillow Subsidiary.

“Zillow Subsidiary” means a subsidiary of Zillow.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§3.09
Agreement	Preamble
Assumed Trulia RSU	§2.04
Assumed Zillow RSU	§2.07
Assumed Zillow Restricted Unit	§2.09
Blue Sky Laws	§ 3.05(b)
Certificates	§ 2.01(b)
Closing	§1.02
Closing Date	§1.02
Code	Recitals
Competing Transaction Proposal	§ 6.05(b)
Confidentiality Agreement	§ 6.04(b)
Convertible Senior Notes	§ 6.15(a)
DGCL	Recitals
Dissenting Zillow Shares	§ 2.01(b)
Effective Time	§1.02
ERISA	§ 3.10(b)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Exchange Ratios	§ 2.01(b)
Exchanged Zillow Restricted Stock	§2.08
Expenses	§ 8.03(a)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
HoldCo	Preamble
HoldCo Board	§ 1.05(c)
HSR Act	§ 3.05(b)
Indenture	§ 6.15(a)
Initial Effective Time	§1.02
IRS	§ 3.10(a)
Joint Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Letter of Transmittal	§ 2.02(b)
Material Trulia Contracts	§ 3.16(a)
Material Zillow Contracts	§ 4.16(a)
Mergers	Recitals
Merger Consideration	§ 2.01(b)
Outside Date	§ 8.01(b)
Outside Director Trulia RSU	§2.04
Outside Director Trulia Stock Option	§ 2.03(a)
Qualifying Amendment	§ 6.01(a)
Registration Statement	§ 6.01(a)
Regulatory Fee	§ 8.03(c)
Representatives	§ 6.04(a)
SEC	§ 3.07(a)
Securities Act	§ 3.07(a)
Shareholder Fee	§ 8.03(c)

Defined Term	Location of Definition
SOX	§ 3.07(a)
Special Meetings	§ 6.01(a)
Subject Party	§ 6.03(b)
Substitute Trulia Option	§ 2.03(a)
Substitute Zillow Option	§ 2.06(a)
Superior Proposal	§ 6.05(c)
Surviving Corporations	§ 1.01(b)
Termination Fee	§ 8.03(b)
Third Party Acquisition	§ 8.03(e)
Trulia	Preamble
Trulia Affiliate	§6.08
Trulia Board	Recitals
Trulia Board Designees	§ 1.05(c)
Trulia Board Recommendation	§ 3.18(a)
Trulia Board Recommendation Change	§ 6.03(a)
Trulia Certificate	§ 2.01(a)
Trulia Common Stock	Recitals
Trulia Disclosure Schedule	Article III
Trulia Exchange Ratio	§ 2.01(a)
Trulia In-Licenses	§ 3.13(h)
Trulia IP Licenses	§ 3.13(i)
Trulia Merger	Recitals
Trulia Merger Consideration	§ 2.01(a)
Trulia Merger Filing	§1.02
Trulia Merger Sub	Recitals
Trulia Merger Sub Common Stock	§ 2.01(a)
Trulia Out-Licenses	§ 3.13(i)
Trulia Permits	§3.06
Trulia Preferred Stock	§ 3.03(a)
Trulia Privacy Policies	§ 3.13(k)
Trulia Registered Intellectual Property	§ 3.13(a)
Trulia RSU	§2.04
Trulia SEC Reports	§ 3.07(a)
Trulia Stock Options	§ 2.03(a)
Trulia Stock Plans	§ 2.03(a)
Trulia Stockholder Approval	§ 3.18(b)
Trulia Stockholders’ Meeting	§ 6.01(a)
Trulia Subsidiary	§ 3.01(a)
Trulia Surviving Corporation	§ 1.01(b)
Trulia Voting Agreements	Recitals
Trustee	§ 6.15(a)
Voting Agreements	Recitals
WBCA	Recitals
Zillow	Preamble
Zillow Board	Recitals
Zillow Board Recommendation	§ 4.18(a)
Zillow Board Recommendation Change	§ 6.03(a)
Zillow Certificate	§ 2.01(b)
Zillow Class A Common Stock	§ 4.03(a)
Zillow Class A Exchange Ratio	§ 2.01(b)
Zillow Class A Merger Consideration	§ 2.01(b)

Defined Term	Location of Definition
Zillow Class B Common Stock	Recitals
Zillow Class B Exchange Ratio	§ 2.01(b)
Zillow Class B Merger Consideration	§ 2.01(b)
Zillow Disclosure Schedule	Article IV
Zillow In-Licenses	§ 4.13(h)
Zillow IP Licenses	§ 4.13(i)
Zillow Merger	Recitals
Zillow Merger Filing	§1.02
Zillow Merger Sub	Recitals
Zillow Merger Sub Common Stock	§ 2.01(b)
Zillow Out-Licenses	§ 4.13(i)
Zillow Permits	§4.06
Zillow Privacy Policies	§ 4.13(k)
Zillow Preferred Stock	§ 4.03(a)
Zillow Proxies Zillow Registered Intellectual Property	§ 6.02(b) § 4.13(a)
Zillow Restricted Units	§2.09
Zillow RSUs	§2.07
Zillow SEC Reports	§ 4.07(a)
Zillow Shareholder Approval	§ 4.18(b)
Zillow Stock Options	§ 2.06(a)
Zillow Stock Plans	§ 2.06(a)
Zillow Shareholders’ Meeting	§ 6.01(a)
Zillow Subsidiary	§ 4.01(a)
Zillow Surviving Corporation	§ 1.01(a)
Zillow Voting Agreements	Recitals

SECTION 9.04. Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “as of the date hereof”, when used in this Agreement, means as of the date of this Agreement. Documents, materials and information are deemed to have been “made available” to Zillow or Trulia, as applicable, if such documents, materials or information were available for review by such person and its representatives through the electronic data rooms entitled “Project Tiger” or “Tiger,” as applicable, each of which are hosted by R.R. Donnelley & Sons (http://www.rrdonnelley.com/venue) in connection with the transactions contemplated hereby or disclosed in a Trulia SEC Report or Zillow SEC Report, as applicable, filed and publicly available. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a business day, the period shall end on the immediately following business day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06. Entire Agreement; Parties in Interest. This Agreement, taken together with Trulia Disclosure Schedule, the Zillow Disclosure Schedule, the Voting Agreements and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated hereby and (b) shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies, other than Sections 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Zillow and HoldCo may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly owned subsidiary of Zillow so long as Zillow continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.08. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Without limiting the generality of the foregoing, the parties agree that Trulia shall be entitled to seek all available remedies (both in equity and in law) with respect to any breach of Section 6.02 by Zillow notwithstanding that the Shareholder Fee has been paid or may be payable by Zillow with respect to such breach (it being understood and agreed that the Shareholder Fee shall not be deemed liquidated damages with respect to any such breach). In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 9.08, the Outside Date shall automatically be extended until such proceeding is finally resolved.

SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware

Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 9.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Disclosure Schedule and SEC Report References.

(a) The parties hereto agree that any reference in a particular Section of either Trulia Disclosure Schedule or the Zillow Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either Trulia Disclosure Schedule or the Zillow Disclosure Schedule as an exception to a representation or warranty (i) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, developments or condition or that such item would constitute a Material Adverse Effect and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

(b) The parties hereto agree that any information contained in any part of any Trulia SEC Report or Zillow SEC Report shall only be deemed to be an exception to (or a disclosure for purposes of) the relevant party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Zillow, HoldCo and Trulia have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZILLOW, INC.

By	/s/ Spencer Rascoff
Name:	Spencer Rascoff
Title:	Chief Executive Officer

ZEBRA HOLDCO, INC.

By	/s/ Spencer Rascoff
Name:	Spencer Rascoff
Title:	President

TRULIA, INC.

By	/s/ Peter Flint
Name:	Peter Flint
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

[ZEBRA HOLDCO, INC.]

ARTICLE 1. NAME

The name of this corporation is [Zebra Holdco, Inc.]

ARTICLE 2. SHARES

2.1 Authorized Capital Stock

The total number of shares which this corporation is authorized to issue is 1,845,000,000, consisting of four classes of shares of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” (collectively the Class A Common Stock and the Class B Common Stock are referred to herein as the “Common Stock”), “Class C Capital Stock,” and “Preferred Stock.” The total number of shares of Class A Common Stock that this corporation shall have authority to issue is 1,245,000,000, each with a par value of $0.0001. The total number of shares of Class B Common Stock that this corporation shall have authority to issue is 15,000,000, each with a par value of $0.0001. The total number of shares of Class C Capital Stock that this corporation shall have authority to issue is 600,000,000, each with a par value of $0.0001. The total number of shares of Preferred Stock that this corporation shall have authority to issue is 30,000,000 shares, each with a par value of $0.0001.

2.2 Preferred Stock

This corporation’s board of directors (the “Board of Directors”) shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate number of shares of Preferred Stock authorized by this corporation’s articles of incorporation (as amended or restated from time to time) (the or these “Articles”)), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of this corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of this corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption.

Before this corporation shall initially issue shares of a series of Preferred Stock created under RCW 23B.06.020 (or any successor provision thereto) of the Washington Business Corporation Act, articles of amendment setting forth the terms of such series in a form meeting the requirements of RCW 23B.06.020 shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Washington Business Corporation Act, and shall be effective without shareholder approval. Unless otherwise specifically provided in the resolution establishing any series of Preferred Stock, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

Notwithstanding the foregoing provisions of this Section 2.2, prior to the Threshold Date, this corporation shall not, without the approval of the holders of at least a majority of the outstanding shares of Class B Common Stock, considered as a separate voting group, or the written agreement of the holders of at least a majority of the outstanding shares of Class B Common Stock: (i) initially issue any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, including by merger or otherwise, or (ii) amend the designation, preferences, voting powers and limitations, or rights, of any series of Preferred Stock, or any other security convertible into or exercisable for any such series of Preferred Stock, unless, in the case of either clause (i) or (ii) above, such action is approved by the Board of Directors including at least one of the Founders (as defined in Section 2.3(g) of these Articles) acting in his capacity as a director of this corporation.

2.3 Common Stock

The preferences, limitations, voting powers and relative rights of the Class A Common Stock and the Class B Common Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in these Articles, or except as required by applicable law (subject to Article 11 of these Articles), the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders.

(ii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting), and

(iii) Except as otherwise expressly provided in these Articles or required pursuant to RCW 23B.07.210(2), each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of the corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution as may be declared by the Board of Directors from time to time with respect to the Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to the Common Stock is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such class of stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be). Subject to the preferences applicable to any series of Preferred Stock, the shares of Class A Common Stock and the shares of Class B Common Stock are entitled to the net assets of this corporation upon dissolution in accordance with Chapter 23B.14 of the RCW.

(c) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(d) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class A Common Stock and shares of Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of the Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon either (A) written notice to the Secretary and compliance with the procedures for voluntary conversion as set forth in Section 2.3(e)(v) of Article 2, or (B) if the holders of a majority of the outstanding shares of Class B Common Stock and the corporation have entered into a written agreement to amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock, upon compliance with such procedures as amended or adopted in such written agreement.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(A) from a Founder, or any Permitted Entity of such Founder, to the other Founder, or any Permitted Entity of such other Founder.

(B) by a Founder to any of the entities, accounts, plans or trusts listed in clauses (1) through (6) below (each, a “Permitted Entity” and, collectively, “Permitted Entities”), and from any such Permitted Entity back to such Founder and/or any other Permitted Entity established by or for such Founder:

(1) a trust for the benefit of such Founder or persons other than such Founder so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to such Founder, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust under the terms of which such Founder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each of such Founder’s shares of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) a corporation in which such Founder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event such Founder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a partnership in which such Founder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event such Founder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(6) a limited liability company in which such Founder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that such Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event such Founder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to enable such Founder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) Conversion Upon Death or Mental Disability. Each share of Class B Common Stock held of record by a Founder, or by any of such Founder’s Permitted Entities, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death or Mental Disability of such Founder; provided, however, that:

(A) If a Founder or such Founder’s Permitted Entity (in either case, the “Transferring Founder”) transfers exclusive Voting Control (but not ownership) of shares of Class B Common Stock to the other Founder (the “Transferee Founder”) which transfer of Voting Control is contingent or effective upon the death or Mental Disability of the Transferring Founder, then each share of Class B Common Stock that is the subject of such transfer shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (a) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (b) the date upon which the Transferee Founder ceases to hold exclusive Voting Control over such shares of Class B Common Stock; provided, further, that if the Transferee Founder shall die or suffer Mental Disability within nine months following the death or Mental Disability, as the case may be, of the Transferring Founder, then a trustee designated by the Transferee Founder and approved by the Board of Directors may exercise Voting Control over: (x) such shares of Class B Common Stock of the Transferring Founder or the Transferring Founder’s Permitted Entity and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (1) nine months after the earlier of the date upon which the Transferring Founder died or the date upon which Mental Disability in respect of such Transferring Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and (y) the Transferee Founder’s shares of Class B Common Stock (or shares of Class B Common Stock held of record by any Permitted Entity of the Transferee Founder) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of: (1) nine months after the earlier of the date upon which the Transferee Founder died or the date upon which Mental Disability in respect of such Transferee Founder occurred, as the case be, or (2) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock; and

(B) If one Founder dies or Mental Disability in respect of such Founder occurs simultaneously with when the other Founder dies or Mental Disability in respect of such other Founder occurs (such simultaneous occurrence, a “Simultaneous Event”), a trustee designated by the Founders and approved by the Board of Directors may exercise Voting Control over the Founders’ shares of Class B Common Stock (or shares of Class B Common Stock held of record by any of the Permitted Entities of either of the Founders) and, in such instance, each such share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon that date which is the earlier of (a) nine months after the date of the Simultaneous Event or (b) the date upon which such trustee ceases to hold exclusive Voting Control over such shares of Class B Common Stock.

(iv) Procedures. This corporation may, from time to time, establish such policies and procedures relating to the administration of the dual class structure, including, without limitation, the issuance of stock certificates or procedures with respect to book entry systems, as it deems necessary or advisable. This corporation may request that holders of shares of Class B Common Stock furnish affidavits, certificates or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of this corporation (the “Secretary”) with respect to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(v) Mechanics of Conversion. Before any holder of Class B Common Stock shall be entitled to convert voluntarily some or all shares of such holder’s Class B Common Stock into shares of Class A Common Stock pursuant to Section 2.3(e)(i) of this Article 2, such holder shall give signed written notice (the “Conversion Notice”) to the Secretary at the office of this corporation that such holder elects to convert the same, shall state therein the number of shares to be converted into shares of Class A Common Stock, and shall surrender the certificate or certificates evidencing the shares of Class B Common Stock of which all or a portion are to be converted, at the office of this corporation (and accompanied by all transfer taxes (or proof of payment thereof), if any); provided, however, that if the certificate or certificates evidencing the shares to be converted have been lost, stolen, or destroyed, the holder may, in lieu of delivering such certificate or certificates, notify the Secretary that such certificate or certificates have been lost, stolen, or destroyed and execute and deliver an agreement satisfactory to this corporation (the “lost certificate agreement”) to indemnify this corporation from any loss incurred by it in connection with such certificate or certificates. If requested by such holder, this corporation shall, as soon as practicable thereafter, provide for the issuance and delivery to such holder, at the address for delivery indicated in the Conversion Notice, of a certificate or certificates for the number of shares of Class A Common Stock into which such holder has elected to convert the applicable shares of Class B Common Stock and to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the later of (A) the date of receipt by the Secretary of the Conversion

Notice and (B) the date of either (i) the surrender to the Secretary of the certificate or certificates evidencing the shares of Class B Common Stock to be converted or (ii) the delivery of the lost certificate agreement, as the case may be (the later of the dates under clause (A) or clause (B), the “Voluntary Conversion Date”), and the holder entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such Voluntary Conversion Date. Notwithstanding anything to the contrary in this Section 2.3, upon the written agreement of the holders of a majority of the outstanding shares of Class B Common Stock and the corporation, this corporation may amend the procedures, or adopt other procedures, governing the voluntary conversion of the Class B Common Stock. Notwithstanding anything to the contrary in this Section 2.3, automatic conversion of the shares of Class B Common Stock pursuant to Section 2.3(e)(ii) or Section 2.3(e)(iii) of this Article 2 shall be effective without any further action on the part of the holder of such shares and shall be effective whether or not the certificates for such shares are surrendered to this corporation. Upon any conversion of shares of Class B Common Stock to Class A Common Stock, all rights of the holder (as of immediately prior to such conversion) of such shares of Class B Common Stock shall cease and the person, persons, entity or entities entitled to receive the shares of Class A Common Stock upon such conversion shall be treated for all purposes as having become the record holder or record holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2.3(e) shall be retired and may not be reissued.

(f) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(g) Definitions.

As used in these Articles, including this Article 2, the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence of any of the following events:

(a) the sale, lease, exchange or other disposition (other than liens, encumbrances and the grant of security interests in the ordinary course of business and non-exclusive licenses in the ordinary course of business) by this corporation of all or substantially all of this corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of this corporation); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among this corporation and any direct or indirect subsidiary or subsidiaries of this corporation shall not be deemed a “Change of Control Transaction”; or

(b) the merger or consolidation of this corporation with or into any other corporation or entity, or the acquisition of this corporation by means of a share exchange, other than a merger, consolidation or share exchange that would result in the voting securities of this corporation outstanding immediately prior thereto continuing to represent, or being converted into, cancelled in consideration of obtaining the right to receive, or exchanged for, voting securities that represent, immediately following such merger, consolidation or share exchange, more than fifty percent (50%) of the total voting power of the capital stock of (i) this corporation or the surviving entity or (ii) if this corporation or the surviving entity is a subsidiary of another entity immediately following such merger, consolidation or share exchange, the parent entity of this corporation or the surviving entity.

“Conversion Notice” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Distribution” means (i) any dividend or distribution of cash, property or shares of this corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary.

“Fifth Trading Day” has the meaning ascribed to such term in Section 9.2 of Article 9.

“Founder” means either Richard Barton or Lloyd Frink, each as a natural living person, and “Founders” means both of them.

“Mental Disability” means, with respect to a Founder, permanent and total disability such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute as to whether a Founder has suffered a Mental Disability, no Mental Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Mental Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Permitted Entity” and “Permitted Entities” have the meanings ascribed to such terms in Section 2.3(e)(ii)(B) of Article 2.

“RCW” means the Revised Code of Washington and “RCW 23B” means Title 23B of the Revised Code of Washington (also known as the Washington Business Corporation Act).

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of this corporation’s authorized but unissued capital stock.

“Secretary” has the meaning ascribed to such term in Section 2.3(e)(iv) of Article 2, except that such meaning does not apply to the use of the term “Secretary” in Section 2.2 of Article 2.

“Securities Exchange” means, at any time, the registered national securities exchange on which this corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or The Nasdaq Global Market (or similar national quotation system of The Nasdaq Stock Market) (“Nasdaq”) or any successor exchange of either the New York Stock Exchange or Nasdaq.

“Threshold Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the first date on which the outstanding shares of Class B Common Stock represent less than seven percent (7%) of the aggregate number of shares of the outstanding Class A Common Stock and Class B Common Stock.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee, regardless of whether or not there is a corresponding change in beneficial ownership (provided however that any such transfer to a broker or other nominee that is determined by the Secretary to have been unintended by the transferor shall not be considered a “Transfer” if no shareholder vote has occurred since such unintended transfer to the broker or nominee and such transfer to the broker or nominee is rescinded, revoked or reversed within 15 days after the transferor first becomes aware of such unintentional transfer) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of shareholders;

(b) the entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are Founders or one or more Permitted Entities of Founders, that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary, (2) either has a term not exceeding one (1) year or is terminable by the Founders or one or more Permitted Entities of Founders at any time, and (3) does not involve any payment of cash, securities, property or other consideration to a Founder or any Permitted Entity of a Founder other than the mutual promise to vote shares in a designated manner;

(c) the transfer of exclusive Voting Control with respect to shares of Class B Common Stock of one or more of the Founders or one or more Permitted Entities of a Founder permitted in Section 2.3(e)(iii) of Article 2;

(d) the entering by any of a Founder or one or more Permitted Entities of a Founder into a voting trust, agreement or arrangement (with or without granting a proxy) with any of the other Founder, one or more Permitted Entities of a Founder or a trustee that is entered into to provide for transfer of Voting Control contingent upon the death or Mental Disability of a Founder in accordance with Section 2.3(e)(iii) of Article 2; provided that (i) the parties to such voting trust, agreement or arrangement shall agree that the provisions of Section 2.3(e)(iii) of Article 2 apply in respect of such voting trust, agreement or arrangement, and (ii) if a voting trust, (A) the transfer of shares of Class B Common Stock by a Transferring Founder or such Transferring Founder’s Permitted Entities to the Transferee Founder in his capacity as trustee of such voting trust shall be deemed not to be a transfer of ownership for purposes of the second parenthetical of Section 2.3(e)(iii)(A) of Article 2, and (B) the transfer of shares of Class B Common Stock to the trustee of such voting trust in such trustee’s capacity as trustee of the voting trust shall be deemed not to be a Transfer;

(e) the pledge of shares of Class B Common Stock by a Founder or a Permitted Entity of a Founder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Founder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or

(f) the fact that the spouse of any Founder possesses or obtains a community property interest in such Founder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Transferee Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Transferring Founder” has the meaning ascribed to such term in Section 2.3(e)(iii)(A) of Article 2.

“Voluntary Conversion Date” has the meaning ascribed to such term in Section 2.3(e)(v) of Article 2.

“Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

2.4 No Further Issuance

Except for the issuance or payment of Class B Common Stock pursuant to and in accordance with Section 2.3(b) of Article 2, this corporation shall not issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

2.5 Class C Capital Stock

The preferences, limitations, voting powers and rights of the Class C Capital Stock (subject to the preferences and rights of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.2 of these Articles) are as follows:

(a) Voting. Except with respect to the separate voting group rights under the circumstances described in Section 2.5(b) and (d) and the last sentence of Section 2.5(e), or except as required by applicable law, shares of Class C Capital Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the shareholders of the corporation.

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution (which may include, without limitation, a Distribution of Class C Capital Stock with respect to shares of the Common Stock) as may be declared by the Board of Directors from time to time with respect to shares of the Common Stock, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group; provided, however, that in the event any such Distribution declared by the Board of Directors with respect to shares of the Common Stock is paid in the form of Common Stock (or Rights to acquire any such stock, as the case may be), then holders of Class C Capital Stock shall receive Class C Capital Stock (or Rights to acquire such stock, as the case may be). Except for any Distribution declared with respect to the Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not declare any Distribution with respect to the Class C Capital Stock, unless any such Distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(c) Conversion upon Dissolution. Immediately prior to the earlier of (i) the dissolution of the corporation pursuant to RCW 23B.14 or (ii) any record date established to determine the holders of capital stock of the corporation entitled to receive the net assets of the corporation in a dissolution of the corporation pursuant to RCW 23B.14, each outstanding share of the Class C Capital Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Capital Stock pursuant to this Section 2.5(c), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Capital Stock into shares of Class A Common Stock.

(d) Subdivision or Combination. If this corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the Class C Capital Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the Class C Capital Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock, the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group. Except for any subdivision or combination of Class C Capital Stock in accordance with the foregoing sentence, the corporation shall not subdivide or combine the outstanding shares of Class C Capital Stock unless such subdivision or combination is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

(e) Equal Status. Except as otherwise expressly provided in these Articles or required by applicable law, shares of Class C Capital Stock shall have the same rights and privileges and rank equally, share ratably and be identical to the Common Stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction, shares of Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with shares of Class A Common Stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of this corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Capital Stock and the holders of a majority of the outstanding shares of Class A Common Stock and holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

National Registered Agents Inc.

505 Union Avenue Southeast, Suite 120

Olympia, WA 98501

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation, except to the extent provided by written agreement with this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

6.1 Board Size

Except as otherwise provided in these Articles, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time solely by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

6.2 Classified Board Structure

From and after the Fifth Trading Day, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Fifth Trading Day, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Fifth Trading Day, and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Fifth Trading Day. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Fifth Trading Day, each of the persons elected as a director of the Class of directors whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election. Notwithstanding the foregoing provisions of this Article 6, despite the expiration of a director’s term, a director shall continue to serve until his or her successor is duly elected and qualified or until there is a decrease in the size of the Board of Directors. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.3 Removal

(a) Prior to Threshold Date. Prior to the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed with or without cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

(b) After Threshold Date. After the Threshold Date, at a meeting of shareholders called expressly for that purpose, one or more directors, including the entire Board of Directors, may be removed only for cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast to remove the director exceeds the number of votes cast to not remove the director.

6.4 Vacancies

Any vacancies on the Board of Directors resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled as follows:

(a) prior to the Threshold Date, by the shareholders, by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director; and

(b) after the Threshold Date, only by the Board of Directors or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of the remaining directors or the sole remaining director.

The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

(a) To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a director.

(b) This corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of this corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles.

(c) Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring before such amendment or repeal.

ARTICLE 8. SHAREHOLDER ACTIONS

Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles and the rights of the shareholders of this corporation are granted subject to this reservation.

9.1 Supermajority Voting

Except as provided in Section 9.2, the amendment or repeal of provisions in any of the following Articles or sections listed in this Section 9.1 shall require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group:

Article 6 (“Directors”)

Article 7 (“Limitation of Director Liability and Indemnification”)

Sections 9.1 and 9.2 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 12 (“Special Meeting of Shareholders”)

Article 14 (“Bylaws”)

9.2 Majority Voting

Notwithstanding the provisions of Section 9.1, an amendment or repeal of provisions in an Article or section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined below), voting separately and as a subclass of directors, shall require the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single voting group.

As used in this Article 9, “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on the fifth Trading Day after the effectiveness of these Amended and Restated Articles of Incorporation (the “Fifth Trading Day”) or who is elected to the Board of Directors after the Fifth Trading Day upon the recommendation of a majority of the Continuing Directors.

9.3 Other Special Voting Requirements

The provisions in the following sections or Articles listed in this Section 9.3 may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a separate voting group:

Sections 2.3 and 2.4 of Article 2 (“Shares”)

Section 9.3 of Article 9 (“Authority to Amend Articles of Incorporation”)

Article 13 (“No Reliance on Controlled Company Exemption”)

9.4 Amendments to Section 2.5

Section 2.5 and this Section 9.4 of these Articles may be amended or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock, and a majority of the outstanding shares of Class C Common Stock, each voting separately as a separate voting group.

ARTICLE 10. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS

With respect to any proposal or matter presented to shareholders for approval under RCW 23B.11.030, RCW 23B.12.020 or RCW 23.B.14.020, in accordance with RCW 23B.07.270, this corporation’s shareholders may approve the proposal or matter by a majority of the voting group comprising all the votes entitled to be cast on such proposal or matter. This Article 10 is intended to reduce the voting requirements otherwise prescribed by the Washington Business Corporation Act with respect to the foregoing matters.

ARTICLE 11. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT PERMITTED BY LAW

Except (a) to the extent otherwise expressly provided in these Articles with respect to voting or approval rights of a particular class or series of capital stock, (b) as may be fixed or determined with respect to any series of Preferred Stock, or (c) to the extent otherwise provided pursuant to RCW 23B.10.030(3) or RCW 23.B.11.030(3), the holders of each outstanding class or series of shares of this corporation shall not be entitled to vote as a separate voting group (1) on any amendment to these Articles with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, or (2) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group.

ARTICLE 12. SPECIAL MEETING OF SHAREHOLDERS

The Chairperson of the Board of Directors, the Chief Executive Officer of this corporation, the President of this corporation or the Board of Directors may call special meetings of the shareholders. Further, prior to the Threshold Date, a special meeting of the shareholders may be called upon request by holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting, provided the request is in proper form as prescribed by the Bylaws of this corporation and as otherwise required by applicable laws. After the Threshold Date, special meetings of the shareholders may not be called by the shareholders or any other person or persons, other than as set forth in the first sentence of this Article 12.

ARTICLE 13. NO RELIANCE ON CONTROLLED COMPANY EXEMPTION

At any time during which shares of capital stock of this corporation are listed for trading on the Securities Exchange, this corporation shall not rely upon the exemptions from the corporate governance rules and requirements of the Securities Exchange available to any company that constitutes a “controlled company” within the meaning of the corporate governance rules and requirements of the Securities Exchange.

ARTICLE 14. BYLAWS

The Bylaws of this corporation may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors, except that the Board of Directors may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board of Directors. The shareholders may also alter, amend and repeal the Bylaws of this corporation or adopt new Bylaws; provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of this corporation generally in the election of directors, voting together as a single voting group, shall be required for the shareholders of this corporation to alter, amend or repeal any provision of the Bylaws of this corporation or adopt new Bylaws.

ARTICLE 15. SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with its terms.

Dated:                     , 2014

Kathleen Philips, Corporate Secretary